UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2008

INDYMAC BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-08972	95-3983415
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

888 East Walnut Street, Pasadena, California 91101-7211
(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (800) 669-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On February 12, 2008, IndyMac Bancorp, Inc., a Delaware corporation (“Indymac Bancorp”), issued an earnings press release announcing its results of operations and financial condition for the quarter and the year ended December 31, 2007. A copy of Indymac Bancorp’s press release is furnished as Exhibit 99.1 hereto. In addition, Indymac Bancorp’s 2007 Shareholder Letter is furnished as Exhibit 99.2 hereto.

On February 12, 2008, Indymac Bancorp will host a live webcast presentation in connection with its quarterly release of earnings. Indymac Bancorp’s webcast presentation is furnished as Exhibit 99.3 hereto.

ITEM 7.01.	REGULATION FD DISCLOSURE

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Form 8-K may be deemed to be forward-looking statements within the meaning of the federal securities laws. Words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions, as well as future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may,” identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including: the effect of economic and market conditions including, but not limited to, the level of housing prices, industry volumes and margins; the level and volatility of interest rates; Indymac’s hedging strategies, hedge effectiveness and overall asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the various credit risks associated with our loans and other financial assets, including increased credit losses due to demand trends in the economy and the real estate market and increased delinquency rates of borrowers; the adequacy of credit reserves and the assumptions underlying them; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders, loan sales, securitizations, funds from deposits and all other sources used to fund mortgage loan originations and portfolio investments; the execution of Indymac’s business and growth plans and its ability to gain market share in a significant and turbulent market transition. Additional risk factors include the impact of disruptions triggered by natural disasters; pending or future legislation, regulations and regulatory action, or litigation, and factors described in the reports that Indymac files with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K. For further information on our risk factors, please refer to “Risk Factors” on pages 72 to 80 in Indymac’s annual report on Form 10-K for the year ended December 31, 2006 (“2006 10-K”) and Part II Item 1A “Risk Factors” on page 82 to 83 on Form 10-Q for the quarter ended September 30, 2007. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. Indymac does not undertake to update or revise forward-looking statements to reflect the impact of circumstances for events that arise after the date the forward-looking statements are made.

References to “Indymac Bancorp” or the “Parent Company” refer to the parent company alone, while references to “Indymac,” the “Company,” or “we” refer to the parent company and its consolidated subsidiaries. References to “Indymac Bank” or the “Bank” refer to our subsidiary IndyMac Bank, F.S.B. and its consolidated subsidiaries. The following discussion addresses the Company’s financial condition and results of operations for the three months and year ended December 31, 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

OVERVIEW

The U.S. mortgage industry experienced unprecedented disruption in 2007. A combination of credit tightening, rising interest rates and softening real estate prices throughout the U.S. has resulted in an industry-wide increase in delinquencies and foreclosures. Many mortgage lenders were forced to sell loans and securities at distressed prices, and those that were not depository institutions collapsed or were severely affected. As a result of this disruption, Indymac has made significant changes in its business model. We are currently expecting to originate a significant portion of our loans for sale to the government-sponsored entities (“GSEs”) as that market remains the only reliable secondary market, at present.

We have reduced our mortgage production by eliminating production channels and suspending products. We have suspended or eliminated many higher risk products including closed-end second liens, home equity lines of credit (“HELOCs”), consumer and builder construction loans, and most non-conforming loan production. As a result, production results for the fourth quarter show significant declines from prior quarters and the prior year.

The fourth quarter was also severely impacted by worsening credit conditions as home prices and home sales decline. This has led to a significant increase in delinquencies in many products, particularly in higher loan-to-value (“LTV”) first and second lien loans and builder construction loans. As a result of the significantly worsening trends in home prices and loan delinquencies, we recorded significant charges, principally related to credit risk in our held for investment (“HFI”) portfolio, builder construction portfolio, and consumer construction portfolio. In addition, we recorded significant valuation adjustments in our loans held for sale, investment and non-investment grade securities and in residual securities. Finally, delinquency and repurchase demand trends, predominantly in our 80/20 loan products, increased significantly, and accordingly, we recorded a $144.6 million increase in our secondary market reserve.

As a result of these changes, virtually all of our operating segments, except for the mortgage servicing division and Financial Freedom, our reverse mortgage lending subsidiary, reported material losses in the fourth quarter. For the three months ended December 31, 2007, Indymac had a consolidated net loss of $509.1 million. Regarding business segment performance1, the mortgage production division had a net loss of $115.9 million in the fourth quarter while the mortgage servicing division had earnings of $39.3 million. Combining mortgage production and servicing, the mortgage banking segment recorded a net loss of $95.0 million. The thrift segment also recorded a net loss of $186.4 million for the fourth quarter. As a result of our thrift structure and strong capital and liquidity positions, we were not forced to sell assets at liquidation prices and our funding capacity was not materially impacted.

1 Net income for the mortgage production division, mortgage servicing division and the thrift segment is before divisional and corporate overhead. Net income for total mortgage banking segment is after divisional overhead but before corporate overhead.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

The following highlights the Company’s consolidated financial condition and results of operations for the periods indicated (dollars in millions, except per share data):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006
	(Unaudited)			(Unaudited)

Balance Sheet Information (at period end)(1)
Cash and cash equivalents	$562	$542	$785	$562	$542
Securities (trading and available for sale)	7,328	5,443	5,732	7,328	5,443
Loans held for sale	3,777	9,468	14,022	3,777	9,468
Loans held for investment	16,454	10,177	8,553	16,454	10,177
Allowance for loan losses	(398)	(62)	(162)	(398)	(62)
Mortgage servicing rights	2,495	1,822	2,490	2,495	1,822
Other assets	2,516	2,105	2,313	2,516	2,105

Total Assets	$32,734	$29,495	$33,733	$32,734	$29,495

Deposits	$17,815	$10,898	$16,775	$17,815	$10,898
Advances from Federal Home Loan Bank	11,189	10,413	11,095	11,189	10,413
Other borrowings	652	4,637	2,189	652	4,637
Other liabilities and preferred stock in subsidiary	1,734	1,519	1,803	1,734	1,519

Total Liabilities and Preferred Stock in Subsidiary	$31,390	$27,467	$31,862	$31,390	$27,467

Shareholders’ Equity	$1,344	$2,028	$1,871	$1,344	$2,028

Statement of Operations Information(1)
Net interest income	$140	$133	$142	$567	$527
Provision for loan losses	(269)	(9)	(98)	(396)	(20)
Gain (loss) on sale of loans	(322)	165	(251)	(354)	668
Service fee income	171	22	213	519	101
Gain (loss) on MBS	(294)	(4)	(94)	(439)	21
Fee and other income	20	13	46	107	50

Net revenues (loss)	(554)	320	(42)	4	1,347
Total expenses	(275)	(211)	(283)	(999)	(791)
(Provision) benefit for income taxes	320	(36)	122	380	(213)

Net earnings (loss)	$(509)	$72	$(203)	$(615)	$343

Operating Data
SFR mortgage loan production	$12,089	$25,946	$16,816	$76,979	$89,951
Total loan production(2)	12,301	26,328	17,062	78,316	91,698
Mortgage industry market share(3)	2.61%	3.76%	3.04%	3.29%	3.30%
Pipeline of SFR mortgage loans in process (at period end)	$7,506	$11,821	$7,421	$7,506	$11,821
Loans sold	13,425	23,417	13,009	71,164	79,049
Loans sold/SFR mortgage loan production	111%	90%	77%	92%	88%
SFR mortgage loans serviced for others (at period end)(4)	$181,724	$139,817	$173,915	$181,724	$139,817
Total SFR mortgage loans serviced (at period end)	198,170	155,656	192,629	198,170	155,656
Average number of full-time equivalent employees (“FTEs”)	9,994	8,477	9,890	9,518	7,935

Per Common Share Data
Basic earnings (loss) per share(5)	$(6.43)	$1.02	$(2.77)	$(8.28)	$5.07
Diluted earnings (loss) per share(6)	(6.43)	0.97	(2.77)	(8.28)	4.82
Dividends declared per share	0.25	0.50	0.50	1.75	1.88
Dividend payout ratio(7)	(4)%	52%	(18)%	(21)%	39%
Book value per share (at period end)	$16.61	$27.78	$24.31	$16.61	$27.78
Closing price per share (at period end)	5.95	45.16	23.61	5.95	45.16
Average Shares (in thousands):
Basic	79,139	71,059	73,134	74,261	67,701
Diluted	79,139	74,443	73,134	74,261	71,118

Performance Ratios
Return on average equity (annualized)	(115.74)%	14.56%	(39.15)%	(31.10)%	19.09%
Return on average assets (annualized)	(5.63)%	0.85%	(2.18)%	(1.71)%	1.17%
Net interest margin, consolidated	1.80%	1.76%	1.78%	1.81%	2.02%
Net interest margin, thrift(8)	2.33%	1.84%	2.27%	2.16%	2.11%
Mortgage banking revenue (“MBR”) margin on loans sold(9)	(2.14)%	0.91%	(1.54)%	(0.22)%	1.06%
Efficiency ratio(10)	(93)%	64%	483%	244%	58%
Operating expenses to total loan production	2.15%	0.80%	1.58%	1.24%	0.86%

Average Balance Sheet Data and Asset Quality Ratios
Average interest-earning assets	$30,945	$29,868	$31,695	$31,232	$26,028
Average assets	35,851	33,765	36,833	35,969	29,309
Average equity	1,745	1,969	2,054	1,977	1,796
Debt to equity ratio (at period end)(11)	22.1:1	12.8:1	16.1:1	22.1:1	13.5:1
Tier 1 (core) capital ratio (at period end)(12)	6.24%	7.39%	7.48%	6.24%	7.39%
Risk-based capital ratio (at period end)(12)	10.50%	11.72%	11.79%	10.50%	11.72%
Non-performing assets to total assets (at period end)(13)	4.61%	0.63%	2.46%	4.61%	0.63%
Allowance for loan losses to total loans held for investment (at period end)	2.42%	0.61%	1.89%	2.42%	0.61%
Allowance for loan losses to non-performing loans held for investment (at period end)	30.44%	57.51%	47.64%	30.44%	57.51%

(1)	The items under the balance sheet and statement of operations sections are rounded individually and, therefore may not necessarily add to the total.

(2)	Total loan production includes newly originated commitments on builder construction loans, as well as commercial real estate loan production which started operations in March 2007.

(3)	Mortgage industry market share is calculated based on our total single-family residential (“SFR”) mortgage loan production, both purchased (mortgage broker and banker and conduit) and originated (retail and mortgage broker and banker), in all channels (the numerator) divided by the Mortgage Bankers Association (“MBA”) January 14, 2008 Mortgage Finance Long-Term Forecast estimate of the overall mortgage market (the denominator). Our market share calculation is consistent with that of our mortgage banking peers. It is important to note these industry calculations cause purchased mortgages to be counted more than once, i.e., first when they are originated and again by the purchasers (through mortgage broker and banker and conduit channels) of the mortgages. Therefore, our market share calculation may not be mathematically precise, but it is consistent with industry calculations, which provide investors with a good view of our relative standing compared to the other top mortgage lending peers.

(4)	SFR mortgage loans serviced for others represent the unpaid principal balance on loans sold with servicing retained by Indymac. Total SFR mortgage loans serviced include mortgage loans serviced for others and mortgage loans owned by and serviced for Indymac.

(5)	Net earnings (loss) for the period divided by weighted average basic shares outstanding for the period.

(6)	Net earnings (loss) for the period divided by weighted average dilutive shares outstanding for the period. Due to the loss for the three months and year ended December 31, 2007, no potentially dilutive shares are included in loss per share calculations as including such shares in the calculation would be anti-dilutive.

(7)	Dividend payout ratio represents dividends declared per share as a percentage of diluted earnings (loss) per share.

(8)	Net interest margin, thrift, represents the combined margin for thrift, elimination and other, and corporate overhead.

(9)	Mortgage banking revenue margin is calculated using the sum of consolidated gain (loss) on sale of loans and the net interest income earned on loans held for sale by our mortgage banking production divisions divided by total loans sold.

(10)	Efficiency ratio is defined as operating expenses divided by net revenues, excluding provision for loan losses.

(11)	In the debt to equity calculation, debt includes deposits. Preferred stock in subsidiary is excluded from the calculation.

(12)	The tier 1 (core) capital ratio and risk-based capital ratio are for Indymac Bank and exclude unencumbered cash at the Parent Company available for investment in Indymac Bank. The risk-based capital ratio is calculated based on the regulatory standard risk weightings adjusted for the additional risk weightings for subprime loans.

(13)	Non-performing assets are non-performing loans plus foreclosed assets. Loans are generally placed on non-accrual status when they are 90 days past due.

NARRATIVE SUMMARY OF CONSOLIDATED FINANCIAL RESULTS

Three Months ended December 31, 2007 Compared to Three Months ended December 31, 2006

The Company recorded a net loss of $509.1 million, or $6.43 loss per diluted share, for the fourth quarter of 2007, compared with net earnings of $72.2 million, or $0.97 per diluted share, for the fourth quarter of 2006. The decline in profitability is mainly attributable to credit costs of $863 million versus $46 million in the fourth quarter of 2006, or a negative impact on earnings per share of $6.28. As a result, our total credit reserves increased to $2.4 billion at December 31, 2007 compared to $619 million as of December 31, 2006.

SFR Mortgage Loan Production

Our total SFR mortgage loan production for the fourth quarter of 2007 dropped 53%, to $12.1 billion as compared to $25.9 billion for the fourth quarter of 2006, and $16.8 billion for the third quarter of 2007. This decline in volume is mainly reflected in the 99%, or $9.4 billion, drop in production from our conduit division from the fourth quarter of 2006 as we no longer used this division due to its inherently lower profit margins and the current uncertainty with respect to secondary market spreads and execution. Also, volume from the mortgage broker and banker channel declined by $4.7 billion, or 37%, from the fourth quarter of 2006 as we migrated our production efforts to focus primarily on GSE-eligible loans. Compared to the third quarter of 2007, volume from the conduit channel declined 98%, or $2.3 billion and volume from the mortgage broker and banker channel went down by 24%, or $2.5 billion, compared to the third quarter of 2007. Our core mortgage professionals group, excluding the conduit channel, produced $9.2 billion in the fourth quarter of 2007, reflecting a reduction of 29% and 18% from the fourth quarter of 2006 and third quarter of 2007, respectively. Our retail channel continued to grow with production reaching $1.1 billion this quarter, up 93% from the third quarter of 2007. The servicing retention channel saw a decline of 8% and 11% from the fourth quarter of 2006 and third quarter of 2007, respectively. The pipeline of SFR mortgage loans in process ended at $7.5 billion, down 37% from $11.8 billion at December 31, 2006, and 1% from $7.4 billion at September 30, 2007.

Mortgage Banking Revenue Margin

Our MBR margin declined to a negative 2.14% for the quarter ended December 31, 2007 from a positive 0.91% for the quarter ended December 31, 2006, and negative 1.54% for the quarter ended September 30, 2007. This year over year MBR margin decline was primarily due to higher credit costs.

In the fourth quarter of 2007, we transferred loans with an original cost basis of $10.9 billion to held for investment as we no longer intend to sell these loans given the extreme disruption in the secondary mortgage market. These loans were transferred at the lower of cost or market (“LOCOM”), and accordingly we reduced the cost basis by $0.6 billion resulting in an increase in HFI loans of $10.3 billion. The $0.6 billion reduction was a combination of LOCOM reserves existing at September 30, 2007 and additional charges to the gain on sale of loans during the fourth quarter of 2007. Embedded in this reduction are estimated credit losses of $474 million.

We sold a total of $13.4 billion loans and recorded a net loss on sale of $321.8 million in the fourth quarter of 2007. By comparison, we sold a total of $23.4 billion loans, which generated $165.0 million in gain on sale during the same period last year.

Other Credit Costs

For the HFI portfolio, provision for loan losses increased to $269.4 million for the fourth quarter of 2007 from $9.0 million for the fourth quarter of 2006, with the most significant increase being in our homebuilder division’s portfolio. We recorded $208.7 million in credit related valuation adjustments to our residual and non-investment grade MBS portfolio. We also recorded a $144.6 million reduction in gain on sale revenue to increase our secondary market reserve.

Mortgage Servicing Performance

We had a strong performance from our mortgage servicing division in the fourth quarter of 2007. This division benefited from the financial instruments we used to hedge against decline in market interest rates and from a continued slowing of prepayment speeds in the quarter. As a result, our mortgage servicing division recorded net earnings of $39.3 million, or a 43% return on equity (“ROE”).

Operating Expenses

Total operating expenses of $264.2 million for the fourth quarter of 2007 were up 25% from the same quarter a year ago and down 2% over the third quarter of 2007. The increase in operating expenses in the fourth quarter of 2007 from the same period a year ago was driven mainly by real estate owned (“REO”) related expenses. REO related expenses significantly increased to $29.1 million in the fourth quarter of 2007 from $2.5 million in the same period last year. This was primarily due to the $19.2 million of further write-downs on REOs resulting from the rapid decline in their values. Also, higher delinquencies in our portfolio resulted in increased foreclosures leading to higher REO related expenses.

Year ended December 31, 2007 Compared to Year ended December 31, 2006

The Company recorded a net loss of $614.8 million, or $8.28 loss per diluted share, for the year ended December 31, 2007, compared with net earnings of $342.9 million, or $4.82 per diluted share, for the year ended December 31, 2006. The decline in profitability is mainly attributable to higher credit costs and significant reduction in gain on sale of loans due to spread widening and illiquidity in the secondary mortgage market. We recorded $1.4 billion of credit costs for the year ended December 31, 2007 compared to $126.1 million for the year ended December 31, 2006.

Total SFR mortgage loan production decreased 14%, to $77.0 billion and loan sales decreased 10%, to $71.2 billion during the year ended 2007 compared to the year ended 2006. Net revenues declined to $3.6 million for 2007 compared to $1.3 billion for 2006. This decline in net revenues is primarily due to the decline in MBR margin caused by the secondary market disruption discussed earlier and higher credit costs due to worsening delinquencies in our HFS, HFI and credit risk securities portfolios. The change in product mix of loans sold also contributed to the decline in MBR margin.

As discussed earlier, credit costs during the year ended December 31, 2007 significantly increased primarily due to higher delinquency and foreclosure rates in both our HFS and HFI portfolios. For the HFI portfolio, we increased the provision for loan losses to $395.5 million for the year ended December 31, 2007 compared to $20.0 million for the year ended December 31, 2006. We repurchased $613 million of loans for the year ended December 31, 2007, mainly due to early payment defaults, compared to $194 million during the year ended December 31, 2006 and based on delinquency trends and demand activity we expect to repurchase additional loans in 2008 and beyond. Accordingly, we recorded a provision for the secondary market reserve of $232.5 million for the year ended December 31, 2007, compared to $37.3 million for the same period last year. In addition, in the fourth quarter of 2007, we transferred loans with an original cost basis of $10.9 billion to held for investment as we no longer intend to sell these loans given the extreme disruption in the secondary mortgage market. These loans were transferred at LOCOM, and accordingly we reduced the cost basis by $0.6 billion resulting in an increase in HFI loans of $10.3 billion. The $0.6 billion reduction was a combination of LOCOM reserves existing at September 30, 2007 and additional charges to the gain on sale of loans during the fourth quarter of 2007. Embedded in this reduction are estimated credit losses of $474 million.

Total non-interest income, excluding gain on sale of loans, increased 9% from $171.9 million for the year ended December 31, 2006 to $186.7 million for the year ended December 31, 2007. This increase is largely due to the strong performance from our mortgage servicing division. Service fee income increased $417.9 million as a direct result of our performance in hedging, as well as the growth in our servicing portfolio and slower prepayment rates. These increases were offset by a reduction in revenue from our mortgage-backed securities (“MBS”) portfolio. The MBS portfolio declined from a gain of $20.5 million for the year ended December 31, 2006 to a loss of $439.7 million for the year ended December 31, 2007, primarily due to valuation adjustments on non-investment grade and residual securities.

Operating expenses increased 23% from $789.0 million for the year ended December 31, 2006 to $973.7 million for the year ended December 31, 2007. The increase is primarily reflected in the 20% growth of our average FTEs from 7,935 for the year ended December 31, 2006 to 9,518 for the year ended December 31, 2007, which was necessary to support the expansion of our retail lending group and growth in loan servicing and default management functions. Also, contributing to the increase in expenses are REO related expenses which significantly increased by $42.2 million. The significant increase was driven by the further write-downs on REOs resulting from the rapid decline in values. Also, our REO related expenses increased due to higher foreclosures resulting from worsened delinquencies in our portfolio. In addition, we recorded severance charges of approximately $28 million in the third quarter of 2007 related to the right-sizing of our workforce.

SUMMARY OF BUSINESS SEGMENT RESULTS

Indymac’s hybrid business model combines elements of mortgage banking and thrift investing. Mortgage banking involves the origination, securitization and sale of mortgage loans and related assets, and the servicing of those loans. The revenues from mortgage banking consist primarily of gains on the sale of loans, fees earned from origination, interest income earned while the loans are held for sale and servicing fees. On the thrift side, we generate core spread income from our investment portfolio of prime SFR mortgage loans, consumer construction loans and MBS.

We have developed a detailed reporting process that computes net earnings and ROE for our key business segments each reporting period and uses the results to evaluate our managers’ performance and determine their incentive compensation. In addition, we use the results to evaluate the performance and prospects of our divisions and adjust our capital allocations to those divisions that earn the best returns for our shareholders.

We predominantly use Generally Accepted Accounting Principles (“GAAP”) to compute each division’s financial results as if it were a stand-alone entity. Consistent with this approach, borrowed funds and their interest cost are allocated based on the funds actually used by the Company to fund the division’s assets and capital is allocated based on regulatory capital rules for the specific assets of each segment. Additionally, transactions between divisions are reflected at arms-length in these financial results and intercompany profits are eliminated in consolidation. We do not allocate fixed corporate and business unit overhead costs to our profit center divisions, because the methodologies to do so are arbitrary and distort each division’s marginal contribution to our profits. However, the cost of these overhead activities is included in the following tables to reconcile to our consolidated results, and is tracked closely, so the responsible managers can be held accountable for the level of these costs and their efficient use.

As conditions in the U.S. mortgage market have deteriorated, we have exited certain production channels and are reporting them in a separate category in our segment reporting, “Discontinued Business Activities”. These exited production channels include the conduit, homebuilder and home equity channels. These activities are not considered discontinued operations pursuant to GAAP.

The following tables and discussion explain the recent results of our two major operating segments, mortgage banking and thrift. These activities, combined with the eliminations and other category, which includes supporting deposit and treasury costs as well as eliminating entries and discontinued business activities, form our total operating results. Our unallocated corporate overhead costs are also presented and discussed. We have also included supplemental tables showing detailed division level financial results for each of our major operating segments.

The following tables summarize the Company’s financial results by segment for the periods indicated (dollars in thousands):

	Mortgage			Total		Total	Discontinued
	Banking	Thrift	Eliminations	Operating	Corporate	On-Going	Business	Total
	Segment	Segment	& Other(1)	Results	Overhead	Businesses	Activities	Company
Three Months Ended December 31, 2007
Operating Results
Net interest income	$13,672	$86,582	$27,296	$127,550	$(1,659)	$125,891	$14,359	$140,250
Provision for loan losses	—	(141,475)	—	(141,475)	—	(141,475)	(127,903)	(269,378)
Gain (loss) on sale of loans	(121,332)	7,417	(64,505)	(178,420)	—	(178,420)	(143,395)	(321,815)
Service fee income (expense)	100,399	—	70,251	170,650	—	170,650	869	171,519
Gain (loss) on MBS	(5,617)	(231,994)	(45,655)	(283,266)	—	(283,266)	(11,085)	(294,351)
Other income (expense)	13,179	5,298	795	19,272	(45)	19,227	662	19,889

Net revenues (expense)	301	(274,172)	(11,818)	(285,689)	(1,704)	(287,393)	(266,493)	(553,886)
Operating expenses	218,935	30,786	17,594	267,315	39,457	306,772	20,235	327,007
Severance charges	—	—	—	—	4,216	4,216	—	4,216
Deferral of expenses under SFAS 91	(64,984)	(920)	—	(65,904)	—	(65,904)	(670)	(66,574)

Pre-tax earnings (loss)	(153,650)	(304,038)	(29,412)	(487,100)	(45,377)	(532,477)	(286,058)	(818,535)

Minority interests	1,288	1,207	7,633	10,128	48	10,176	449	10,625

Net earnings (loss)	$(94,952)	$(186,365)	$(25,455)	$(306,772)	$(27,683)	$(334,455)	$(174,658)	$(509,113)

Performance Data
Average interest-earning assets	$7,139,814	$18,369,334	$(74,625)	$25,434,523	$794,050	$26,228,573	$4,716,833	$30,945,406
Allocated capital	750,459	703,176	1,849	1,455,484	27,819	1,483,303	261,882	1,745,185
Loans produced	11,719,915	498,691	N/A	12,218,606	N/A	12,218,606	82,569	12,301,175
Loans sold	16,567,639	3,106,312	(10,016,337)	9,657,614	N/A	9,657,614	3,767,174	13,424,788
MBR margin	(0.56)%	0.24%	N/A	N/A	N/A	(1.55)%	(3.67)%	(2.14)%
ROE	(50)%	(105)%	N/A	(84)%	N/A	(89)%	(265)%	116%
Net interest margin	N/A	1.87%	N/A	1.99%	N/A	1.90%	1.21%	1.80%
Net interest margin, thrift.	N/A	1.87%	N/A	N/A	N/A	2.33%	N/A	N/A
Average FTE	7,852	391	349	8,592	1,155	9,747	247	9,994
Three Months Ended December 31, 2006
Operating Results
Net interest income	$22,063	$43,509	$23,095	$88,667	$(2,870)	$85,797	$46,849	$132,646
Provision for loan losses	—	(5,628)	—	(5,628)	—	(5,628)	(3,325)	(8,953)
Gain (loss) on sale of loans	152,966	10,921	(19,365)	144,522	—	144,522	20,449	164,971
Service fee income (expense)	30,803	—	(8,235)	22,568	—	22,568	(445)	22,123
Gain (loss) on MBS	5,906	(4,861)	843	1,888	—	1,888	(6,017)	(4,129)
Other income (expense)	4,762	5,571	(494)	9,839	513	10,352	2,494	12,846

Net revenues (expense)	216,500	49,512	(4,156)	261,856	(2,357)	259,499	60,005	319,504
Operating expenses	184,730	20,730	13,608	219,068	43,910	262,978	18,910	281,888
Deferral of expenses under SFAS 91	(66,087)	(1,924)	(655)	(68,666)	—	(68,666)	(1,981)	(70,647)

Pre-tax earnings (loss)	97,857	30,706	(17,109)	111,454	(46,267)	65,187	43,076	108,263

Net earnings (loss)	$59,382	$18,700	$(3,898)	$74,184	$(28,177)	$46,007	$26,234	$72,241

Performance Data
Average interest-earning assets	$7,578,156	$13,473,878	$(90,071)	$20,961,963	$376,247	$21,338,210	$8,529,904	$29,868,114
Allocated capital	745,777	593,898	2,541	1,342,216	143,799	1,486,015	482,568	1,968,583
Loans produced	15,804,156	708,443	N/A	16,512,599	N/A	16,512,599	9,815,417	26,328,016
Loans sold	14,865,787	708,505	(2,049,366)	13,524,926	N/A	13,524,926	9,892,509	23,417,435
MBR margin	1.21%	1.54%	N/A	N/A	N/A	1.26%	N/A	0.91%
ROE	32%	12%	N/A	22%	N/A	12%	22%	15%
Net interest margin	N/A	1.28%	N/A	1.68%	N/A	1.60%	2.18%	1.76%
Net interest margin, thrift.	N/A	1.28%	N/A	N/A	N/A	1.84%	N/A	N/A
Average FTE	6,064	456	324	6,844	1,274	8,118	359	8,477
Quarter to Quarter Comparison
% change in net earnings	(260)%	N/M	N/M	N/M	2%	N/M	N/M	N/M
% change in capital	1%	18%	(27)%	8%	(81)%	—	(46)%	(11)%

(1)	Included are eliminations, deposits, and treasury items. See the “Eliminations & Other Segment” section for details.

MORTGAGE BANKING SEGMENT

Our mortgage banking segment primarily consists of the mortgage production division and the mortgage servicing division, which services the loans that Indymac originates, whether they have been sold into the secondary market or are held for investment on our balance sheet.

The mortgage banking segment reported an after-tax loss of $95.0 million in the fourth quarter of 2007 compared with net earnings of $59.4 million in the same period last year. These lower results were caused by a large decline in earnings from our mortgage production division, which reported a $115.9 million after-tax loss this quarter, partially offset by very strong returns and growth in the mortgage servicing division.

The primary driver of the loss in the mortgage production division this quarter was the decline in the MBR margin from a positive 1.18% of loans sold in last year’s fourth quarter to a negative 0.66% of loans sold in this year’s fourth quarter. A large increase in production credit costs was the primary cause of this decline. Mortgage banking revenue for the production divisions was reduced by $255.1 million in pre-tax credit related costs this quarter representing a $224.3 million increase from $30.8 million in the fourth quarter of 2006. As credit conditions in the U.S. mortgage market have deteriorated, our loan production credit costs have increased. Thus, we discontinued the products where these losses were concentrated and stopped offering them. As a result, substantially all of the production credit losses we incurred this quarter resulted from products we no longer offer.

In addition to the increased credit losses, the continued severe disruption in the secondary market for loans and securities not sold to the GSEs has caused us to rapidly change our production business model from a primary focus on non-GSE mortgage banking to a model that now produces production that is 75%-85% eligible for sale to the GSEs. This change in our business model has temporarily reduced the profitability of our production divisions as we have worked to lower our costs and our salesforce has adapted to selling these GSE products.

The mortgage banking segment was also negatively impacted this quarter as it includes two start-up businesses, the retail lending channel and commercial mortgage banking that are currently unprofitable. These two businesses reported a combined after-tax loss of $20.4 million this quarter. We expect these businesses to contribute to mortgage banking profits next year.

Although worsening credit conditions and disrupted secondary markets were significant negatives for our production results this quarter, they improved the performance of our mortgage servicing division. These trends resulted in higher non-GSE mortgage rates, significantly more restrictive underwriting guidelines and declining home prices, all of which worked to slow prepayments in our servicing portfolio. The loans in our servicing portfolio prepaid at an annual rate of 10% in the fourth quarter of this year compared with 20% in last year’s fourth quarter. The expectation of slower non-GSE prepayments offset the impact of lower market interest rates and resulted in strong hedging results. As a result, the net income from our mortgage servicing division increased 165% from $14.8 million in the fourth quarter of 2006 to $39.3 million in this year’s fourth quarter and resulted in a 43% return on the approximately $400 million of capital we have invested in this division.

The following tables provide additional detail on total mortgage banking segment for the periods indicated (dollars in thousands):

			Consumer	Commercial	Total
	Mortgage	Mortgage	Mortgage	Mortgage	Mortgage
	Production	Servicing	Banking	Banking	Banking
	Division	Division	O/H(1)	Division	Segment

Three Months Ended December 31, 2007
Operating Results
Net interest income	$29,110	$(16,017)	$(156)	$735	$13,672
Provision for loan losses	—	—	—	—	—
Gain (loss) on sale of loans	(132,045)	15,871	—	(5,158)	(121,332)
Service fee income (expense)	8,288	92,111	—	—	100,399
Gain (loss) on MBS	—	(5,617)	—	—	(5,617)
Other income (expense)	14,357	820	(2,017)	19	13,179

Net revenues (expense)	(80,290)	87,168	(2,173)	(4,404)	301
Operating expenses	170,651	24,354	20,689	3,241	218,935
Deferral of expenses under SFAS 91	(61,733)	(2,811)	—	(440)	(64,984)

Pre-tax earnings (loss)	(189,208)	65,625	(22,862)	(7,205)	(153,650)

Minority interests	604	627	28	29	1,288

Net earnings (loss)	$(115,923)	$39,339	$(13,951)	$(4,417)	$(94,952)

Performance Data
Average interest-earning assets	$5,723,649	$1,207,323	$2,512	$206,330	$7,139,814
Allocated capital	351,991	365,159	16,537	16,772	750,459
Loans produced	10,597,345	932,926	N/A	189,644	11,719,915
Loans sold	15,589,618	978,021	N/A	—	16,567,639
MBR margin	(0.66)%	1.62%	N/A	N/A	(0.56)%
ROE	(131)%	43%	N/A	(104)%	(50)%
Net interest margin	2.02%	N/A	N/A	1.41%	N/A
Average FTE	6,024	259	1,504	65	7,852
Three Months Ended December 31, 2006
Operating Results
Net interest income	$26,284	$(4,649)	$428	$—	$22,063
Provision for loan losses	—	—	—	—	—
Gain (loss) on sale of loans	141,178	11,788	—	—	152,966
Service fee income (expense)	6,455	24,348	—	—	30,803
Gain (loss) on MBS	—	5,906	—	—	5,906
Other income (expense)	631	3,273	858	—	4,762

Net revenues (expense)	174,548	40,666	1,286	—	216,500
Operating expenses	149,213	19,258	15,546	713	184,730
Deferral of expenses under SFAS 91	(63,162)	(2,925)	—	—	(66,087)

Pre-tax earnings (loss)	88,497	24,333	(14,260)	(713)	97,857

Net earnings (loss)	$53,682	$14,818	$(8,684)	$(434)	$59,382

Performance Data
Average interest-earning assets	$6,859,347	$715,835	$2,974	$—	$7,578,156
Allocated capital	437,290	291,241	17,246	—	745,777
Loans produced	14,794,426	1,009,730	N/A	—	15,804,156
Loans sold	14,210,702	655,085	N/A	—	14,865,787
MBR margin	1.18%	1.80%	N/A	N/A	1.21%
ROE	49%	20%	N/A	N/A	32%
Net interest margin	1.52%	N/A	N/A	N/A	N/A
Average FTE	4,646	274	1,139	5	6,064
Quarter to Quarter Comparison
% change in net earnings	(316)%	165%	(61)%	N/A	(260)%
% change in equity	(20)%	25%	(4)%	N/A	1%

(1)	Includes mortgage production division overhead, servicing overhead and secondary marketing overhead of $(5.5) million, $(3.8) million and $(4.6) million, respectively, for the fourth quarter of 2007. For the fourth quarter of 2006, the mortgage production division overhead, servicing overhead and secondary marketing overhead were $(3.4) million, $(2.8) million and $(2.5) million, respectively.

MORTGAGE PRODUCTION DIVISION

The mortgage production division originates loans through three divisions: consumer direct, mortgage professionals group (“MPG”) and Financial Freedom. The MPG sources loans through relationships with mortgage brokers, financial institutions, realtors, and homebuilders and is composed of two channels: retail, and mortgage broker and banker.

The consumer direct division offers mortgage loans directly to consumers via our Southern California retail branch network and our centralized call center, sourcing leads through direct mail, internet lead aggregators, online advertising and referral programs.

Within the MPG, the retail channel provides mortgage financing directly to home purchase oriented consumers by targeting Realtors®, homebuilders and financial professionals via storefront mortgage loan offices. With the goal of becoming a top 15 retail lender over the next five years, our April 2007 acquisition of the retail platform of New York Mortgage Company (“NYMC”) and the hiring of retail lending professionals provide a model for this division. As of December 31, 2007, we have 182 retail mortgage offices/branches. Mortgage broker and banker is the largest channel in our MPG, funding loans originated through mortgage brokers and emerging mortgage bankers nationwide. This division also purchases closed loans — those already funded — on a flow basis from mortgage brokers, realtors, homebuilders, mortgage bankers and financial institutions.

The Financial Freedom division provides reverse mortgage products directly to seniors (age 62 and older) and through the mortgage broker and banker channel. Through this division, Indymac remains the leader in the fast growing reverse mortgage market. Financial Freedom also retains mortgage servicing rights (“MSRs”) and receives fees and ancillary revenues for servicing loans sold into the secondary market.

The following tables provide details on the results for the mortgage production division of our mortgage banking segment for the periods indicated (dollars in thousands):

		Mortgage Professionals Group
			Mortgage	Total		Total
	Consumer		Broker and	Mortgage	Financial	Mortgage
	Direct	Retail	Banker	Professionals	Freedom	Production
	Division	Channel	Channel	Group	Division	Division
Three Months Ended December 31, 2007
Operating Results
Net interest income	$267	$1,796	$21,972	$23,768	$5,075	$29,110
Provision for loan losses	—	—	—	—	—	—
Gain (loss) on sale of loans	(1,728)	(3,055)	(144,053)	(147,108)	16,791	(132,045)
Service fee income (expense)	—	—	—	—	8,288	8,288
Gain (loss) on MBS	—	—	—	—	—	—
Other income (expense)	208	6,297	7,840	14,137	12	14,357

Net revenues (expense)	(1,253)	5,038	(114,241)	(109,203)	30,166	(80,290)
Operating expenses	3,412	55,698	80,797	136,495	30,744	170,651
Deferral of expenses under SFAS 91	(2,044)	(24,528)	(28,606)	(53,134)	(6,555)	(61,733)

Pre-tax earnings (loss)	(2,621)	(26,132)	(166,432)	(192,564)	5,977	(189,208)

Minority interests	7	46	319	365	232	604

Net earnings (loss)	$(1,603)	$(15,960)	$(101,676)	$(117,636)	$3,316	$(115,923)

Performance Data
Average interest-earning assets	$84,128	$368,401	$4,189,758	$4,558,159	$1,081,362	$5,723,649
Allocated capital	3,956	26,658	186,160	212,818	135,217	351,991
Loans produced	191,562	1,055,633	8,185,935	9,241,568	1,164,215	10,597,345
Loans sold	269,865	946,341	12,588,905	13,535,246	1,784,507	15,589,618
MBR margin(1)	(0.54)%	(0.13)%	(0.97)%	(0.91)%	1.23%	(0.66)%
ROE	(161)%	(238)%	(217)%	(219)%	10%	(131)%
Net interest margin	1.26%	1.93%	2.08%	2.07%	1.86%	2.02%
Average FTE	241	2,127	2,451	4,578	1,205	6,024

Three Months Ended December 31, 2006
Operating Results
Net interest income	$561	$26	$21,602	$21,628	$4,095	$26,284
Provision for loan losses	—	—	—	—	—	—
Gain (loss) on sale of loans	6,698	263	85,332	85,595	48,885	141,178
Service fee income (expense)	—	—	—	—	6,455	6,455
Gain (loss) on MBS	—	—	—	—	—	—
Other income (expense)	135	308	—	308	188	631

Net revenues (expense)	7,394	597	106,934	107,531	59,623	174,548
Operating expenses	9,714	1,976	99,748	101,724	37,775	149,213
Deferral of expenses under SFAS 91	(4,601)	(74)	(49,202)	(49,276)	(9,285)	(63,162)

Pre-tax earnings (loss)	2,281	(1,305)	56,388	55,083	31,133	88,497

Net earnings (loss)	$1,389	$(795)	$34,340	$33,545	$18,748	$53,682

Performance Data
Average interest-earning assets	$177,899	$9,002	$5,732,379	$5,741,381	$940,067	$6,859,347
Allocated capital	8,932	445	300,708	301,153	127,205	437,290
Loans produced	397,970	27,155	12,928,786	12,955,941	1,440,515	14,794,426
Loans sold	421,098	25,601	12,583,336	12,608,937	1,180,667	14,210,702
MBR margin(1)	1.72%	1.13%	0.85%	0.85%	4.49%	1.18%
ROE	62%	(709)%	45%	44%	58%	49%
Net interest margin	1.25%	1.15%	1.50%	1.49%	1.73%	1.52%
Average FTE	297	61	2,890	2,951	1,398	4,646
Quarter to Quarter Comparison
% change in net earnings	(215)%	N/M	(396)%	(451)%	(82)%	(316)%
% change in capital	(56)%	N/M	(38)%	(29)%	6%	(20)%

(1)	MBR margin is calculated using the sum of consolidated gain (loss) on sale of loans and the net interest income earned on HFS loans by our mortgage banking production divisions divided by total loans sold. The gain (loss) on sale of loans includes fair value adjustments on HFS loans in our portfolio at the end of the period that are not included in the amount of total loans sold.

The following table summarizes the key production drivers for the mortgage broker and banker channel for the periods indicated:

	Three Months Ended
	December 31,	December 31,	Percent	September 30,	Percent
	2007	2006	Change	2007	Change

Key Production Drivers:
Active customers(1)	8,294	7,927	5%	9,223	(10)%
Sales personnel	1,140	1,025	11%	1,235	(8)%
Number of regional offices	16	16	—	16	—

(1)	Active customers are defined as customers who funded at least one loan during the most recent 90-day period.

Loan Production

Loan production and sales are the drivers of our mortgage banking segment. While the mortgage production division of our mortgage banking segment contributes 86% to our total loan originations, the following discussion refers to our total production, through both the mortgage banking and thrift segments and the discontinued business activities.

We generated SFR mortgage loan production of $12.1 billion for the fourth quarter of 2007, down $13.9 billion and $4.7 billion from the fourth quarter of 2006 and third quarter of 2007, respectively. Total loan production, including commercial real estate loans and builder financings, reached $12.3 billion for the fourth quarter of 2007, compared to $26.3 billion a year ago. At December 31, 2007, our total pipeline of SFR mortgage loans in process was $7.5 billion, down 37% from December 31, 2006 but up 1% from September 30, 2007. On January 14, 2008, the MBA issued an estimate of the industry volume for the fourth quarter of 2007 of $463 billion, which represents a 33% and 16% drop from both the fourth quarter of 2006 and third quarter of 2007, respectively. Based on this estimate, our market share is 2.61% for the quarter ended December 31, 2007, down from 3.76% and 3.04% in the quarters ended December 31, 2006 and September 30, 2007, respectively.

The decline in our SFR mortgage production from the fourth quarter of 2006 was attributable to the overall drop in mortgage origination volumes resulting from our transition to be primarily a GSE lender and the $9.4 billion decrease in our conduit business. We exited the conduit channel as a response to the disruption in the secondary market. Excluding production from the conduit channel, total SFR production declined $4.5 billion for the fourth quarter year over year. MPG’s mortgage broker and banker channel’s production declined $4.7 billion from the fourth quarter of 2006. Our retail channel generated $1.0 billion in production for the fourth quarter of 2007. The Financial Freedom division saw a 19% decline in its reverse mortgage production from the fourth quarter of 2006, but was up 8% from the third quarter of 2007 as competition intensified in the reverse mortgage market. Compared to the third quarter of 2007, the significant decline in the SFR mortgage loan production of $4.7 billion was attributable to the decrease of $2.5 billion and $2.3 billion in the mortgage broker and banker and conduit, respectively.

The following summarizes our loan production by division and channel for the periods indicated (dollars in millions):

	Three Months Ended					Year Ended
	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2007	2006	Change	2007	Change	2007	2006	Change

Production by Division:

Mortgage professionals group:

Mortgage broker and banker channel(1)	$8,186	$12,929	(37)%	$10,720	(24)%	$45,449	$47,123	(4)%

Retail channel	1,056	7	N/M	546	93%	2,027	7	N/M

Consumer direct division	191	418	(54)%	263	(27)%	1,063	1,951	(46)%

Financial Freedom division	1,164	1,441	(19)%	1,080	8%	4,723	5,024	(6)%

Servicing retention division	933	1,010	(8)%	1,052	(11)%	4,593	2,698	70%

Consumer construction division(2)	499	708	(30)%	760	(34)%	2,988	2,937	2%

Total on-going businesses	12,029	16,513	(27)%	14,421	(17)%	60,843	59,740	2%

Conduit division	57	9,416	(99)%	2,391	(98)%	16,097	30,101	(47)%

Home equity division(2)	3	17	(82)%	4	(25)%	39	110	(65)%

Total discontinued business activities	60	9,433	(99)%	2,395	(97)%	16,136	30,211	(47)%

Total SFR mortgage loan production	12,089	25,946	(53)%	16,816	(28)%	76,979	89,951	(14)%

Commercial loan production:

Commercial mortgage banking division — on-going businesses	190	—	N/A	125	52%	361	—	N/A

Homebuilder division(2) — Discontinued business activities	22	382	(94)%	121	(82)%	976	1,747	(44)%

Total loan production	$12,301	$26,328	(53)%	$17,062	(28)%	$78,316	$91,698	(15)%

Total pipeline of SFR mortgage loans in process at period end	$7,506	$11,821	(37)%	$7,421	1%	$7,506	$11,821	(37)%

(1)	The mortgage broker and banker channel includes $1.2 billion, $1.1 billion, and $1.4 billion of production from wholesale inside sales for the quarters ended December 31, 2007 and 2006 and September 30, 2007, respectively, and $5.3 billion and $3.3 billion of production from wholesale inside sales for the years ended December 31, 2007 and 2006, respectively. The mortgage broker and banker inside sales force focuses on small and geographically remote mortgage brokers through centralized in-house sales personnel instead of field sales personnel.

(2)	The amounts of HELOCs, consumer construction loans and builder construction loans originated by these channels represent commitments.

The following summarizes our loan production by product type for the periods indicated (dollars in millions):

	Three Months Ended					Year Ended
	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2007	2006	Change	2007	Change	2007	2006	Change

Production by Product Type:

Standard first mortgage products:

Prime	$10,030	$20,978	(52)%	$13,632	(26)%	$62,917	$71,403	(12)%

Subprime	186	886	(79)%	596	(69)%	2,617	2,674	(2)%

Total standard first mortgage products (S&P evaluated)	10,216	21,864	(53)%	14,228	(28)%	65,534	74,077	(12)%

Specialty consumer home mortgage products:

HELOCs(1)/Seconds	280	1,856	(85)%	637	(56)%	3,496	7,199	(51)%

Reverse mortgages	1,164	1,441	(19)%	1,080	8%	4,723	5,024	(6)%

Consumer construction(1)	385	785	(51)%	871	(56)%	3,182	3,651	(13)%

Government — FHA/VA(2)	44	—	N/A	—	N/A	44	—	N/A

Subtotal SFR mortgage production	12,089	25,946	(53)%	16,816	(28)%	76,979	89,951	(14)%

Commercial loan products:

Commercial real estate	190	—	N/A	125	52%	361	—	N/A

Builder construction commitments(1)	22	382	(94)%	121	(82)%	976	1,747	(44)%

Total production	$12,301	$26,328	(53)%	$17,062	(28)%	$78,316	$91,698	(15)%

Total S&P lifetime loss estimate(3)	0.45%	1.88%		0.72%		1.14%	1.90%

(1)	Amounts represent total commitments.

(2)	Amounts represent loans insured by the Federal Housing Administration (“FHA”) and loans guaranteed by the Veterans Administration (“VA”).

(3)	While our production is evaluated using the Standard & Poor’s (“S&P”) Levels model, the data are not audited or endorsed by S&P. S&P evaluated production excludes second liens, HELOCs, reverse mortgages, and construction loans. All loss estimates reported here have been restated to use S&P’s new 6.1 model which was released in November 2007.

The above loan production by product type provides a breakdown of standard first mortgage products by prime and subprime only. As the definition of various product types tends to vary widely in the mortgage industry, we believe that further classification may not accurately reflect the credit quality of loans produced implied through such classification.

Loan Sale and Distribution

The following table shows the various channels through which loans were distributed for the Company during the periods indicated (dollars in millions):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Distribution of Loans by Channel:
Sales of GSE equivalent loans	75%	24%	66%	48%	20%
Private-label securitizations	25%	33%	33%	34%	40%
Whole loan sales, servicing retained	—	41%	—	17%	38%
Whole loan sales, servicing released	—	2%	1%	1%	2%

Total loan sales percentage	100%	100%	100%	100%	100%

Total loan sales	$13,425	$23,417	$13,009	$71,164	$79,049

Due to the disruptions in the secondary mortgage market, we have tightened our guidelines and focused on GSE eligible mortgage products. As a result, sales to the GSEs increased to 75% of total loan distribution for the fourth quarter of 2007, up from 24% and 66% for the fourth quarter of 2006 and third quarter of 2007, respectively. We expect that a very high percentage of our loan sales will be to the GSEs until the private MBS market recovers.

In conjunction with the sale of mortgage loans, we generally retain certain assets. The primary assets retained include MSRs and, to a lesser degree, AAA-rated and agency interest-only securities, AAA-rated principal-only securities, prepayment penalty securities, late fee securities, investment and non-investment grade securities, and residual securities. The allocated cost of the retained assets at the time of sale is recorded as an asset with an offsetting increase to the gain on sale of loans (or a reduction in the cost basis of the loans sold). The calculation of gain (loss) on sales of loans included the retention of $194.8 million of MSRs and $120.9 million of other retained assets, consisting of investment-grade securities of $103.9 million and non-investment grade and residual securities of $17.0 million during the three months ended December 31, 2007. During the three months ended December 31, 2007, assets previously retained generated cash flows of $224.2 million. More information on the valuation assumptions related to our retained assets can be found in Table 14 “Valuation of MSRs, Interest-Only, Prepayment Penalty, and Residual Securities” of Appendix A.

The profitability of our loans is measured by the MBR margin, which is calculated using mortgage banking revenue divided by total loans sold. MBR includes total consolidated gain (loss) on sale of loans and the net interest income earned on mortgage loans held for sale by mortgage banking production divisions. Most of the gain (loss) on sale of loans resulted from the loan sale activities in our mortgage banking segment. The gain (loss) on sale recognized in the thrift segment, primarily lot loans and home equity products, is included in the MBR margin calculation.

The following table summarizes the amount of loans sold and the MBR margin during the periods indicated (dollars in millions):

	Three Months Ended					Year Ended
	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2007	2006	Change	2007	Change	2007	2006	Change

Total loans sold	$13,425	$23,417	(43)%	$13,009	3%	$71,164	$79,049	(10)%
MBR margin after production hedging	0.77%	1.26%	(39)%	0.48%	60%	0.99%	1.41%	(30)%
MBR margin after credit costs	(1.88)%	1.12%	(268)%	(1.26)%	49%	—	1.28%	—
Net MBR margin	(2.14)%	0.91%	(335)%	(1.54)%	39%	(0.22)%	1.06%	(121)%

For more details on our MBR margin see Table 7 “MBR Margin” of Appendix A.

MORTGAGE SERVICING DIVISION

Servicing is a key component of our business model, as it is a natural complement to our mortgage production operations and its financial performance tends to run countercyclical to the mortgage production business. Our mortgage servicing platform remains a strong and stable source of profitability in the midst of the current mortgage market turmoil.

Through MSRs retained from our mortgage banking activities, we collect fees and ancillary revenues for servicing loans sold into the secondary market. As interest rates rise and/or mortgage spreads widen, the expected life of the underlying loans is generally extended, which extends the life of the income stream flowing from those loans. This in turn increases the capitalized value of the associated MSRs. Conversely, as interest rates decline and/or mortgage spreads tighten, the value of the MSRs may also decline. To mitigate the potential volatility in the MSRs, we hedge this asset to earn a stable return throughout the interest rate cycle. For more information on servicing hedges, see the “Consolidated Risk Management Discussion” section.

During the fourth quarter of 2007, the value of our MSRs experienced a decline in value due to significantly lower mortgage interest rates. However, this was more than offset by gains in value in our hedging instruments, and from a continued decline in actual prepayment speeds in the quarter. Actual prepayment speeds have declined due to the impact of tighter guidelines on the available mortgage loans and declining home prices.

Our servicing portfolio provides opportunities to cross sell other products, such as checking accounts, certificates of deposit, and other deposit services. In a declining interest rate environment, our servicing portfolio provides an existing base of customers who may be in the market to refinance. Capturing or “retaining” these customers helps mitigate the decline in the value of our mortgage servicing asset caused by prepayment of the original loan.

The fair value of our MSRs is determined using discounted cash flow techniques benchmarked against a third-party opinion of value. Estimates of fair value involve several assumptions, including assumptions about future prepayment rates, market expectations of future interest rates, cost to service the loans (including default management costs), ancillary incomes, and discount rates. Prepayment speeds are projected using a prepayment model developed by a third-party vendor and calibrated for the Company’s collateral. The model considers key factors, such as refinance incentive, housing turnover, seasonality and aging of the pool of loans. Prepayment speeds incorporate expectations of future rates implied by the market forward LIBOR/swap curve, as well as collateral specific current coupon information. Refer to Table 14 “Valuation of MSRs, Interest-Only, Prepayment Penalty, and Residual Securities” of Appendix A for further detail on the valuation assumptions.

Total capitalized MSRs reached $2.5 billion as of December 31, 2007, up $673.0 million, or 37%, from $1.8 billion at December 31, 2006 but remained relatively flat compared to $2.5 billion at September 30, 2007.

The following tables provide additional detail on the results for the mortgage servicing division for the periods indicated (dollars in thousands):

	Mortgage		Total
	Servicing	Servicing	Mortgage
	Rights	Retention	Servicing
	Channel	Channel	Division
Three Months Ended December 31, 2007
Operating Results
Net interest income (expense)	$(18,306)	$2,289	$(16,017)
Gain (loss) on sale of loans	109	15,762	15,871
Service fee income (expense)	92,111	—	92,111
Gain (loss) on MBS	(5,617)	—	(5,617)
Other income (expense)	(686)	1,506	820

Net revenues (expense)	67,611	19,557	87,168
Operating expenses	13,106	11,248	24,354
Deferral of expenses under SFAS 91	—	(2,811)	(2,811)

Pre-tax earnings (loss)	54,505	11,120	65,625

Minority interests	562	65	627

Net earnings (loss)	$32,632	$6,707	$39,339

Performance Data
Average interest-earning assets	$322,139	$885,184	$1,207,323
Allocated capital	327,505	37,654	365,159
Loans produced	—	932,926	932,926
Loans sold	—	978,021	978,021
MBR margin	N/A	1.61%	1.62%
ROE	40%	71%	43%
Net interest margin	N/A	1.03%	N/A
Average FTE	94	165	259

Three Months Ended December 31, 2006
Operating Results
Net interest income (expense)	$(6,400)	$1,751	$(4,649)
Provision for loan losses	—	—	—
Gain (loss) on sale of loans	574	11,214	11,788
Service fee income (expense)	24,348	—	24,348
Gain (loss) on MBS	5,906	—	5,906
Other income (expense)	1,421	1,852	3,273

Net revenues (expense)	25,849	14,817	40,666
Operating expenses	9,405	9,853	19,258
Deferral of expenses under SFAS 91	—	(2,925)	(2,925)

Pre-tax earnings (loss)	16,444	7,889	24,333

Net earnings (loss)	$10,014	$4,804	$14,818

Performance Data
Average interest-earning assets	$201,741	$514,094	$715,835
Allocated capital	267,225	24,016	291,241
Loans produced	—	1,009,730	1,009,730
Loans sold	—	655,085	655,085
MBR margin	N/A	1.71%	1.80%
ROE	15%	79%	20%
Net interest margin	N/A	N/A	N/A
Average FTE	95	179	274
Quarter to Quarter Comparison
% change in net earnings	226%	40%	165%
% change in capital	23%	57%	25%

SFR mortgage loans serviced for others reached $181.7 billion (including reverse mortgages and HELOCs) at December 31, 2007, with a weighted average coupon of 6.89%. In comparison, we serviced $139.8 billion of mortgage loans owned by others at December 31, 2006, with a weighted average coupon of 7.05%; and $173.9 billion at September 30, 2007, with a weighted average coupon of 7.04%.

The following table provides the activity in the servicing portfolios for the periods indicated (dollars in millions):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Unpaid principal balance of loans serviced at beginning of period	$173,915	$124,395	$167,710	$139,817	$84,495
Additions	13,967	23,415	13,377	72,613	80,237
Clean-up calls exercised	—	—	—	(153)	(31)
Loan payments and prepayments	(6,158)	(7,993)	(7,172)	(30,553)	(24,884)

Unpaid principal balance of loans serviced at end of period	$181,724	$139,817	$173,915	$181,724	$139,817

The following tables also provide additional information related to the servicing portfolio as of the dates indicated:

	December 31,	December 31,	September 30,
	2007	2006	2007

By Product Type:
Fixed-rate mortgages	36%	35%	37%
Intermediate term fixed-rate loans	35%	30%	35%
Pay option adjustable-rate mortgages (“ARMs”)	17%	23%	16%
Reverse mortgages	10%	9%	9%
HELOCs	1%	2%	2%
Other	1%	1%	1%

Total	100%	100%	100%

Additional Information(1):
Weighted average FICO(2)	702	703	705
Weighted average original loan-to-value (“LTV”) ratio(3)	73%	73%	73%
Average original loan size (in thousands)	247	232	243
Percent of portfolio with prepayment penalty	33%	42%	37%
Portfolio delinquency (% of unpaid principal balance)(4)	7.31%	5.02%	6.77%
By Geographic Distribution:
California	43%	43%	43%
Florida	8%	8%	8%
New York	8%	8%	8%
New Jersey	4%	4%	4%
Virginia	4%	4%	4%
Others	33%	33%	33%

Total	100%	100%	100%

(1)	Portfolio delinquency is calculated for the entire servicing portfolio. All other information presented excludes reverse mortgages.

(2)	FICO scores are the result of a credit scoring system developed by Fair Isaacs and Co. and are generally used by lenders to evaluate a borrower’s credit history. FICO scores of 700 or higher are generally considered in the mortgage industry to be very high quality borrowers with low risk of default, but in general, the secondary market will consider FICO scores of 620 or higher to be prime.

(3)	Combined loan-to-value (“CLTV”) ratio for loans in the second lien position is used to calculate weighted average original LTV ratio for the portfolio.

(4)	Delinquency is defined as 30 days or more past the due date excluding loans in foreclosure.

THRIFT SEGMENT

Our thrift segment invests in loans originated by our various production units as well as in MBS. We manage our investments in the thrift portfolio based on the extent to which (1) the ROEs exceed the cost of both core and risk-based capital, or (2) they are needed to support the core mortgage banking investments in mortgage servicing rights and residual and non-investment grade securities, if the ROEs are below our cost of capital. Additionally, the segment engages in warehouse lending and consumer construction. These investing activities provide core spread income and generally, a more stable return on equity.

In addition to the $95.0 million net loss in our mortgage banking segment, our thrift segment reported a $186.4 million net loss in the fourth quarter of this year that was also caused by a large increase in credit related costs. Credit related costs for the thrift segment are reflected in the provision for loan losses as well as the valuation of our investment grade, non-investment grade and residual securities. Credit costs in the thrift segment for the fourth quarter of 2007 totaled $507.2 million compared with only $15.4 million in credit costs in the thrift segment in last year’s fourth quarter. Although all the divisions in the thrift segment incurred higher credit costs this quarter, the majority of the increase was concentrated in the non-investment grade and residual securities divisions.

The following tables provide detail on the results for divisions of our thrift segment for the periods indicated (dollars in thousands):

		Non-
		Investment	Total
	Investment	Grade and	Mortgage-	SFR
	Grade	Residual	Backed	Mortgage	Consumer	Warehouse	Total
	Securities	Securities	Securities	Loans HFI	Construction	Lending	Thrift
	Channel	Channel	Division	Division	Division	Division	Segment
Three Months Ended December 31, 2007
Operating Results
Net interest income	$14,541	$15,169	$29,710	$42,523	$13,721	$628	$86,582
Provision for loan losses	—	—	—	(111,064)	(30,411)	—	(141,475)
Gain (loss) on sale of loans	—	—	—	105	7,312	—	7,417
Service fee income (expense)	—	—	—	—	—	—	—
Gain (loss) on MBS	(31,892)	(199,275)	(231,167)	—	(827)	—	(231,994)
Other income (expense)	—	(3)	(3)	559	4,569	173	5,298

Net revenues (expense)	(17,351)	(184,109)	(201,460)	(67,877)	(5,636)	801	(274,172)
Operating expenses	346	919	1,265	14,076	14,685	760	30,786
Deferral of expenses under SFAS 91	—	—	—	—	(920)	—	(920)

Pre-tax earnings (loss)	(17,697)	(185,028)	(202,725)	(81,953)	(19,401)	41	(304,038)

Minority interests	176	324	500	492	208	7	1,207

Net earnings (loss)	$(10,953)	$(113,006)	$(123,959)	$(50,401)	$(12,023)	$18	$(186,365)

Performance Data
Average interest-earning assets	$6,059,178	$368,355	$6,427,533	$9,090,342	$2,791,238	$60,221	$18,369,334
Allocated capital	102,539	188,880	291,419	286,542	121,102	4,113	703,176
Loans produced	—	—	—	—	498,691	—	498,691
Loans sold	—	—	—	2,201,671	904,641	—	3,106,312
ROE	(42)%	(237)%	(169)%	(70)%	(39)%	2%	(105)%
Net interest margin, thrift.	0.95%	16.34%	1.83%	1.86%	1.95%	4.14%	1.87%
Efficiency ratio	(2)%	—	(1)%	33%	56%	95%	(23)%
Average FTE	3	11	14	13	336	28	391

Three Months Ended December 31, 2006
Operating Results
Net interest income	$5,678	$10,378	$16,056	$14,555	$11,586	$1,312	$43,509
Provision for loan losses	—	—	—	(4,500)	(1,036)	(92)	(5,628)
Gain (loss) on sale of loans	—	—	—	2,068	8,853	—	10,921
Service fee income (expense)	—	—	—	—	—	—	—
Gain (loss) on MBS	91	(4,869)	(4,778)	—	(83)	—	(4,861)
Other income (expense)	—	—	—	447	4,593	531	5,571

Net revenues (expense)	5,769	5,509	11,278	12,570	23,913	1,751	49,512
Operating expenses	302	617	919	1,700	17,069	1,042	20,730
Deferral of expenses under SFAS 91	—	—	—	—	(1,924)	—	(1,924)

Pre-tax earnings (loss)	5,467	4,892	10,359	10,870	8,768	709	30,706

Net earnings (loss)	$3,329	$2,979	$6,308	$6,620	$5,340	$432	$18,700

Performance Data
Average interest-earning assets	$3,876,837	$255,006	$4,131,843	$6,548,868	$2,605,291	$187,876	$13,473,878
Allocated capital	73,452	130,791	204,243	246,883	127,789	14,983	593,898
Loans produced	—	—	—	—	708,443	—	708,443
Loans sold	—	—	—	167,451	541,054	—	708,505
ROE	18%	9%	12%	11%	17%	11%	12%
Net interest margin, thrift.	0.58%	16.15%	1.54%	0.88%	1.76%	2.77%	1.28%
Efficiency ratio	5%	11%	8%	10%	61%	57%	34%
Average FTE	4	6	10	12	404	30	456
Quarter to Quarter Comparison
% change in net earnings	(429)%	N/M	N/M	N/M	(325)%	(96)%	N/M
% change in capital	40%	44%	43%	16%	(5)%	(73)%	18%

The following tables and discussion present supplemental information to help understand the composition and credit quality of the assets held in our thrift portfolios. This section refers to company-wide assets, a small portion of which may be held in our mortgage banking divisions.

MORTGAGE-BACKED SECURITIES DIVISION

The following table provides the details of the MBS portfolio as of the dates indicated (dollars in thousands):

	December 31, 2007			December 31, 2006			September 30, 2007
	Trading	AFS	Total	Trading	AFS	Total	Trading	AFS	Total

Mortgage Banking Segment:
AAA-rated agency securities	$—	$—	$—	$—	$2,915	$2,915	$350,694	$—	$350,694
AAA-rated and agency interest-only securities	59,844	—	59,844	66,581	—	66,581	71,901	—	71,901
AAA-rated principal-only securities	88,024	—	88,024	38,478	—	38,478	72,488	—	72,488
Prepayment penalty and other securities	79,678	—	79,678	93,176	—	93,176	83,205	—	83,205

Total Mortgage Banking	227,546	—	227,546	198,235	2,915	201,150	578,288	—	578,288

Thrift segment:
AAA-rated non-agency securities	510,371	5,543,306	6,053,677	43,957	4,604,489	4,648,446	152,773	3,762,877	3,915,650
AAA-rated agency securities	—	45,296	45,296	—	62,260	62,260	45,414	47,408	92,822
AAA-rated and agency interest-only securities	—	—	—	6,989	—	6,989	—	—	—
Prepayment penalty and other securities	2,349	—	2,349	4,400	—	4,400	5,034	—	5,034
Other investment grade securities	275,691	451,798	727,489	29,015	160,238	189,253	255,390	468,766	724,156
Other non-investment grade securities	93,859	61,889	155,748	41,390	38,784	80,174	152,340	37,939	190,279
Non-investment grade residual securities	112,727	3,687	116,414	218,745	31,828	250,573	218,405	7,410	225,815

Total thrift	994,997	6,105,976	7,100,973	344,496	4,897,599	5,242,095	829,356	4,324,400	5,153,756

Total mortgage-backed securities	$1,222,543	$6,105,976	$7,328,519	$542,731	$4,900,514	$5,443,245	$1,407,644	$4,324,400	$5,732,044

AAA-rated MBS represented 85%, 89% and 79% of the total portfolio at December 31, 2007 and 2006 and September 30, 2007, respectively. These securities had an expected weighted average life of 3.0 years, 2.9 years and 3.2 years at December 31, 2007 and 2006 and September 30, 2007, respectively. Due to downgrades of investment grade securities in January 2008, the Company anticipates an increase in non-investment grade securities.

In the fourth quarter of 2007, the Bank securitized $3.32 billion of mortgage loans. The Bank retained $1.92 billion of the securities and sold $1.40 billion. Of the $1.92 billion retained securities recorded as MBS, $1.90 billion and $20 million were classified as available for sale and trading, respectively.

SFR MORTGAGE LOANS HFI DIVISION

The SFR mortgage loans HFI portfolio is comprised primarily of interest-only loans and adjustable-rate mortgage loans.

At December 31, 2007, we have $3.0 billion in pay option ARM loans, or 26% of the portfolio, as compared to $1.2 billion, or 18% of the portfolio, at December 31, 2006 and $1.1 billion, or 22% of the portfolio, at September 30, 2007. As of December 31, 2007, approximately 91% (based on loan count) of our pay option ARM loans had negatively amortized, resulting in an increase of $102.3 million to their original loan balance. This is an increase from 83% and 88% at December 31, 2006 and September 30, 2007, respectively. The net increase in unpaid principal balance due to negative amortization was $55.7 million and $75.5 million for the three months and year ended December 31, 2007, respectively, which approximated the deferred interest recognized for the periods.

The Company transferred mortgage loans in the fourth quarter of 2007 with an original cost basis of $10.9 billion to held for investment as we no longer intend to sell these loans given the extreme disruption in the secondary mortgage market. These loans were transferred at LOCOM, and accordingly we reduced the cost basis by $0.6 billion resulting in an increase in HFI loans of $10.3 billion. The $0.6 billion reduction was a combination of LOCOM reserves existing at September 30, 2007 and additional charges to the gain on sale of loans during the fourth quarter of 2007. Embedded in this reduction are estimated credit losses of $474 million. During the same quarter in 2007, the Bank securitized $3.32 billion, of which $2.04 billion of mortgage loans came from SFR mortgage loans HFI division.

The following tables provide a composition of the SFR mortgage loans HFI portfolio and the relevant credit quality characteristics as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Outstanding balance (book value)(1)	$11,411,464	$6,519,340	$4,913,471
Average loan size	270	310	344
Non-performing loans	6.47%	1.09%	3.64%
Estimated average life in years(2)	2.4	2.6	3.5
Annualized yield	7.03%	6.01%	6.32%
Percent of loans with active prepayment penalty	43%	34%	34%
By Product Type:
Fixed-rate mortgages	15%	5%	6%
Intermediate term fixed-rate loans	15%	15%	16%
Interest-only loans	43%	60%	54%
Pay option ARMs	26%	18%	22%
Other	1%	2%	2%

Total	100%	100%	100%
Additional Information:
Average FICO score	693	716	712
Original average LTV ratio	76%	73%	73%
Current average LTV ratio(3)	77%	61%	70%
Geographic distribution of top five states:
Southern California	30%	32%	33%
Northern California	15%	20%	22%

Total California	45%	52%	55%
Florida	9%	6%	6%
New York	7%	4%	5%
New Jersey	3%	2%	2%
Maryland	3%	2%	2%
Other	33%	34%	30%

Total	100%	100%	100%

(1)	The outstanding balance at December 31, 2007 includes $286.3 million of lot loans.

(2)	Represents the estimated length of time, on average, the SFR loan portfolio will remain outstanding based on our estimates for prepayments.

(3)	Current average LTV ratio is estimated based on the Office of Federal Housing Enterprise Oversight House Price Index Metropolitan Statistical Area data for the third quarter of 2007 on a loan level basis.

CONSUMER CONSTRUCTION DIVISION

Our consumer construction division provides construction financing for individual consumers who want to build a new primary residence or second home. The primary product is a construction-to-permanent residential mortgage loan. This product typically provides financing for a construction term from 6 to 12 months and automatically converts to a permanent mortgage loan at the end of construction. The end result is a loan product that represents a hybrid activity between our portfolio lending and mortgage banking activities. As of December 31, 2007, based on the underlying note agreements, 80% of the construction loans will be converted to adjustable-rate permanent loans, 13% to intermediate term fixed-rate loans, and 7% to fixed-rate loans.

The consumer construction division suspended all new construction-to-permanent production on January 31, 2008 to help manage the Company’s balance sheet. Our consumer construction division had previously suspended lot and single spec production in the fourth quarter of 2007.

During the fourth quarter of 2007, we entered into new consumer construction commitments of $385 million, which is a decrease of 51%, or $400 million, from the fourth quarter of 2006 and a decrease of 56%, or $486 million, from the third quarter of 2007. Approximately 74% of new commitments are generated through mortgage broker customers of the MPG and the remaining 26% of new commitments are retail originations. Consumer construction loans outstanding at December 31, 2007 increased 3% from December 31, 2006 and decreased 12% from September 30, 2007.

Since the introduction of a monthly adjusting construction period ARM product in the second quarter of 2006, measured by commitment, the percentage of adjustable-rate loans in our portfolio has increased to 72% at December 31, 2007 from 29% and 61% at December 31, 2006 and September 30, 2007, respectively. The ratio of non-performing loans increased to 3.31% of the portfolio at December 31, 2007, compared to 1.14% and 2.02% at December 31, 2006 and September 30, 2007, respectively. As a result, we increased the provision for loan losses to $30.4 million for the fourth quarter of 2007 and increased the percentage of allowance for loan losses to book value to 1.38% at the end of the quarter.

Information on our consumer construction portfolio is presented in the following tables as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Outstanding balance (book value)	$2,343,036	$2,276,133	$2,658,292
Total commitments	3,503,790	3,600,454	4,044,659
Average loan commitment(1)	570	474	478
Non-performing loans	3.31%	1.14%	2.02%
By Product Type:
Fixed-rate loans	28%	71%	39%
Adjustable-rate loans	72%	29%	61%

	100%	100%	100%

Additional Information:
Average LTV ratio(2)	73%	73%	74%
Average FICO score	722	718	721
Geographic distribution of top five states:
Southern California	30%	28%	29%
Northern California	12%	15%	13%

Total California	42%	43%	42%
Florida	7%	9%	7%
Washington	4%	4%	4%
New York	4%	4%	4%
Arizona	4%	3%	4%
Other	39%	37%	39%

Total	100%	100%	100%

(1)	In March 2007, estate lending was introduced for loans on commitments greater than $2.5 million. We originated approximately $306 million or 96 loans in 2007 for an average loan size of $3.2 million which contributed to the increase in loan size during the year.

(2)	The average LTV ratio is based on the estimated appraised value of the completed project compared to the commitment amount at the date indicated.

ELIMINATIONS & OTHER SEGMENT

This segment contains the fixed costs of our deposit raising and treasury functions that are not allocated to our operating divisions, as well as entries to eliminate the impact of transactions between segments. In addition to selling loans into the secondary market, our production divisions regularly sell loans to our SFR mortgage division. These transactions are recorded at arms-length in our segment results resulting in intercompany gain on sale in the production divisions and a premium in the SFR mortgage division that is amortized over the life of the loan. Both the gain and the premium amortization are eliminated in consolidation.

The mortgage production division and mortgage servicing division are exposed to movements in the intermediate fixed-rate loan spreads. Mortgage spread is the difference between mortgage interest rates and LIBOR/swap rates. Tighter spreads benefit the mortgage bank as they lead to improved loan sales execution while wider spreads lead to slower projected prepayment speeds and an increase in the MSR value. Due to the inherent difficulty in hedging the movement of these spreads, the potential for an internal hedge exists whereby the risks from the spread movements will be shared between the two groups. Starting in the first quarter of 2007, the mortgage production division and mortgage servicing division entered into an inter-divisional transaction to economically hedge their respective financial risks to mortgage spreads for certain products in the absence of readily available derivative instruments. With all else remaining constant, when mortgage spreads widen, the pipeline of mortgage loans held for sale is negatively impacted and mortgage servicing is positively impacted. The impact of the hedges has been reflected in the respective channel results with the consolidation adjustment recorded under “Interdivision Hedge Transactions” within eliminations.

The following tables provide additional detail on deposits, treasury and eliminations for the periods indicated (dollars in thousands):

			Eliminations
				Interdivision
			Interdivision	Hedge
	Deposits	Treasury	Loan Sales(1)	Transactions	Other	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$—	$11,074	$9,025	$—	$7,197	$27,296
Provision for loan losses	—	—	—	—	—	—
Gain (loss) on sale of loans	—	—	(29,794)	(35,690)	979	(64,505)
Service fee income (expense)	—	—	—	35,690	34,561	70,251
Gain (loss) on MBS	—	—	—	—	(45,655)	(45,655)
Other income (expense)	1,217	233	—	—	(655)	795

Net revenues (expense)	1,217	11,307	(20,769)	—	(3,573)	(11,818)
Operating expenses	7,393	13,774	—	—	(3,573)	17,594
Deferral of expenses under SFAS 91	—	—	—	—	—	—

Pre-tax earnings (loss)	(6,176)	(2,467)	(20,769)	—	—	(29,412)

Minority interests	3	7,630	—	—	—	7,633

Net earnings (loss)	$(3,764)	$(9,132)	$(12,559)	$—	$—	$(25,455)

Three Months Ended December 31, 2006
Operating Results
Net interest income	$—	$9,277	$9,619	$—	$4,199	$23,095
Provision for loan losses	—	—	—	—	—	—
Gain (loss) on sale of loans	—	—	(19,365)	—	—	(19,365)
Service fee income (expense)	—	—	1,097	—	(9,332)	(8,235)
Gain (loss) on MBS	—	—	843	—	—	843
Other income (expense)	907	167	—	—	(1,568)	(494)

Net revenues (expense)	907	9,444	(7,806)	—	(6,701)	(4,156)
Operating expenses	7,361	11,797	—	—	(5,550)	13,608
Deferral of expenses under SFAS 91	—	—	—	—	(655)	(655)

Pre-tax earnings (loss)	(6,454)	(2,353)	(7,806)	—	(496)	(17,109)

Net earnings (loss)	$(3,930)	$(1,433)	$(4,754)	$—	$6,219	$(3,898)

(1)	Includes loans sold of $10.0 billion and $2.0 billion for the three months ended December 31, 2007 and 2006, respectively.

CORPORATE OVERHEAD SEGMENT

As previously mentioned, we do not allocate fixed corporate overhead costs to our profit center divisions, because the methodologies to do so are arbitrary and distort each division’s marginal contribution to our profits. These unallocated corporate overhead costs are reported in the corporate overhead segment. The after-tax loss from this segment decreased 2% from a loss of $28.2 million in the fourth quarter of 2006 to $27.7 million in fourth quarter of 2007.

DISCONTINUED BUSINESS ACTIVITIES

As conditions in the U.S. mortgage market have deteriorated, we have exited certain production divisions and are reporting them in a separate category in our segment reporting. These exited production divisions include conduit, homebuilder and home equity. Of the $862.9 million in total credit costs we reported in the fourth quarter of 2007, $249.4 million were in these discontinued businesses driving the total after-tax loss of $174.7 million for these discontinued businesses in the current quarter. These activities are not considered discontinued operations pursuant to GAAP.

The following tables provide details on the results of our discontinued business activities for the periods indicated (dollars in thousands):

	Discontinued Business Activities
		Home
	Conduit	Equity	Homebuilder
	Channel	Division	Division	Other	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$4,953	$5,728	$3,259	$419	$14,359
Provision for loan losses	—	(28,500)	(98,953)	(450)	(127,903)
Gain (loss) on sale of loans	(74,150)	(69,245)	—	—	(143,395)
Service fee income (expense)	—	869	—	—	869
Gain (loss) on MBS	—	(11,085)	—	—	(11,085)
Other income (expense)	(11)	1,654	(981)	—	662

Net revenues (expense)	(69,208)	(100,579)	(96,675)	(31)	(266,493)
Operating expenses	11,175	3,567	5,552	(59)	20,235
Deferral of expenses under SFAS 91	—	(36)	(634)	—	(670)

Pre-tax earnings (loss)	(80,383)	(104,110)	(101,593)	28	(286,058)

Minority interests	133	234	78	4	449

Net earnings (loss)	$(49,086)	$(63,637)	$(61,948)	$13	$(174,658)

Performance Data
Average interest-earning assets	$1,620,229	$1,866,137	$1,201,068	$29,399	$4,716,833
Allocated capital	77,396	136,233	45,815	2,438	261,882
Loans produced	57,042	3,369	22,158	—	82,569
Loans sold	3,699,180	67,994	—	—	3,767,174
MBR margin	(1.87)%	N/A	N/A	N/A	(3.67)%
ROE	(252)%	(185)%	N/M	2%	(265)%
Net interest margin	1.21%	1.22%	1.08%	5.65%	1.21%
Efficiency ratio	N/A	(5)%	216%	(14)%	(14)%
Average FTE	64	77	106	—	247

Three Months Ended December 31, 2006
Operating Results
Net interest income	$22,383	$8,600	$15,460	$406	$46,849
Provision for loan losses	—	(1,800)	(1,100)	(425)	(3,325)
Gain (loss) on sale of loans	13,975	6,474	—	—	20,449
Service fee income (expense)	—	(445)	—	—	(445)
Gain (loss) on MBS	—	(6,017)	—	—	(6,017)
Other income (expense)	(136)	2,078	552	—	2,494

Net revenues (expense)	36,222	8,890	14,912	(19)	60,005
Operating expenses	8,606	4,420	5,832	52	18,910
Deferral of expenses under SFAS 91	—	(211)	(1,770)	—	(1,981)

Pre-tax earnings (loss)	27,616	4,681	10,850	(71)	43,076

Net earnings (loss)	$16,818	$2,851	$6,608	$(43)	$26,234

Performance Data
Average interest-earning assets	$5,555,975	$1,794,929	$1,141,871	$37,129	$8,529,904
Allocated capital	230,960	140,692	107,536	3,380	482,568
Loans produced	9,416,480	17,177	381,760	—	9,815,417
Loans sold	9,124,889	767,620	—	—	9,892,509
MBR margin	0.40%	N/A	N/A	N/A	N/A
ROE	29%	8%	24%	(5)%	22%
Net interest margin	1.60%	1.90%	5.37%	4.34%	2.18%
Efficiency ratio	N/A	39%	25%	13%	27%
Average FTE	161	80	118	—	359
Quarter to Quarter Comparison
% change in net earnings	(392)%	N/M	N/M	130%	N/M
% change in equity	(66)%	(3)%	(57)%	(28)%	(46)%

HOME EQUITY DIVISION

The home equity division provided HELOC and closed-end second mortgages nationwide through our mortgage broker and banker and retail channels. We have suspended new originations in this division as a response to the present market condition.

At December 31, 2007, our total HELOC servicing portfolio amounted to $4.2 billion, an increase of approximately $599.4 million from December 31, 2006. We produced $280.2 million of new HELOC commitments through our mortgage banking segment and internal channels during the fourth quarter of 2007, sold $68.0 million and realized a net loss on sale of $82.6 million primarily due to lower of cost or market (“LOCOM”) adjustments of $80.0 million. During the fourth quarter of 2006, we produced $839.1 million of HELOC loans and sold $767.6 million with a corresponding net gain on sale of $6.2 million.

Our HELOC securitization agreements contain provisions that, under certain circumstances, the securitization enters a “rapid amortization period”. During this period, all new draws on revolving HELOC loans are allocated to a seller’s interest. This causes the outstanding bonds to pay down quickly.

Our securitization agreements treat our seller’s interest as “pari passu” to the securitization trust. Accordingly, any cash received on the underlying loans is distributed on a pro-rata basis and our seller’s interest is not subordinated to the securitization trust, even in rapid amortization. As of December 31, 2007, none of our securitizations were in a rapid amortization period. However, we believe one or more securitizations will enter rapid amortization in 2008. Since our seller’s interest is not subordinated, the expected impact on our financial statements is projected to be a small increase in HELOC loans outstanding, which will likely be offset by the run-off in the existing HFI portfolio.

All HELOC loans are adjustable-rate loans and indexed to the prime rate. Information on the combined HELOC portfolio, including both HFS and HFI loans, is presented as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Outstanding balance (book value)	$1,628,282	$656,714	$1,509,125
Total commitments(1)	3,239,902	2,211,298	3,149,353
Average spread over prime	1.16%	1.39%	1.23%
Average FICO score	736	737	729
Average CLTV ratio(2)	77%	77%	77%

Additional Information on HELOC Portfolio

		Average Loan		Current	30+ Days
December 31, 2007	Outstanding	Commitment	Average Spread	Average	Delinquency
CLTV Ratio	Balance	Balance	Over Prime	FICO	Percentage(3)

96% to 100%	$70,936	$85	2.44%	709	9.92%
91% to 95%	264,639	91	1.77%	720	5.82%
81% to 90%	538,212	80	1.55%	718	4.12%
71% to 80%	431,064	136	0.57%	744	2.06%
70% or less	323,431	142	0.40%	755	1.07%

Total	$1,628,282	108	1.16%	736	3.50%

December 31, 2006
CLTV Ratio
96% to 100%	$87,718	$141	2.14%	728	4.16%
91% to 95%	115,868	124	2.17%	715	0.62%
81% to 90%	226,440	114	1.58%	719	2.34%
71% to 80%	129,441	198	0.63%	746	0.77%
70% or less	97,247	200	0.35%	754	0.90%

Total	$656,714	156	1.39%	737	1.76%

(1)	On funded loans.

(2)	The CLTV ratio combines the LTV on both the first mortgage loan and the HELOC.

(3)	30+ days delinquency include loans that are 30 days or more past the due date including loans in foreclosure.

HOMEBUILDER DIVISION

The homebuilder division has ceased new originations in response to the extreme disruptions in the housing and mortgage markets. We also do not anticipate being in this business once the current portfolio is worked out and paid off. We are monitoring this portfolio very closely as the housing fundamentals are expected to continue to weaken, which affects both the underlying collateral values and the projected repayment sources for these loans. Accordingly, additional downgrades, additional provisions for loan losses, and charge-offs relating to this portfolio are anticipated.

The rapid deterioration in the California and Florida real estate markets and the disruption in the mortgage market that began in the third quarter of 2006 had a significant impact on our homebuilder borrowers and on our portfolio of loans. Classified assets were $675.3 million, or 56% of outstandings at December 31, 2007, up from $121.2 million or 11% of outstandings at December 31, 2006, and up from $421.2 million, or 36% of outstandings at September 30, 2007. At December 31, 2007, non-performing loans for the builder construction portfolio rose to $480.2 million, from $9.0 million at December 31, 2006 and $106.1 million at September 30, 2007. A loan is considered non-performing if the loan becomes delinquent in excess of 90 days from the due date or full payment of interest or principal is no longer anticipated. It can also be considered non-performing if the accrual of interest from the interest reserve will cause a loss.

There were 1,288 unsold units under construction or completed at December 31, 2007 compared to 1,254 unsold units at December 31, 2006 and 1,424 unsold units at September 30, 2007. The weighted average LTV ratio of this portfolio increased to 82% at December 31, 2007 compared to 73% at December 31, 2006 and 76% at September 30, 2007.

The increase in non-performing and classified assets resulted in a provision to the allowance for loan losses of $99.0 million for the fourth quarter of 2007, or 8.21% of average loans for the period, up from $1.1 million, or 0.10% of average loans, for the fourth quarter of 2006, and up from $78.2 million, or 6.0% of average loans, for the third quarter of 2007. The total allowance for loan losses increased to $198.6 million, or 16.66% of book value of total loans, at December 31, 2007, up from $20.5 million or 1.79% of book value of total loans at December 31, 2006, and up from $99.6 million or 8.48% at September 30, 2007. There were no charge-offs and REO in 2007 but we believe we will have charge-offs and REO in 2008.

Information on our homebuilder portfolio is presented in the following tables as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Outstanding balance (book value)	$1,192,093	$1,144,835	$1,175,473
Total commitments	1,662,060	2,010,727	1,783,395
Average loan commitments	8,480	10,810	8,574
Percentage of homes under construction or completed that are sold	29.95%	37.07%	33.91%
Non-performing loans	40.28%	0.78%	9.03%
Allowance for loan losses as a percentage of book value	16.66%	1.79%	8.48%
Additional Information:
Average LTV ratio(1)	82%	73%	76%
Geographic distribution of top five states:
Southern California	37%	41%	37%
Northern California	29%	19%	29%

Total California	66%	60%	66%
Florida	10%	11%	11%
Illinois	7%	9%	6%
Oregon	4%	6%	4%
Arizona	3%	4%	3%
Other	10%	10%	10%

Total	100%	100%	100%

(1)	The average LTV ratio is based on the estimated appraised value of the completed project compared to the commitment amount at the date indicated.

CONSOLIDATED RISK MANAGEMENT DISCUSSION

We manage many types of risks with several layers of risk management and oversight, using both a centralized and decentralized approach. Our philosophy is to put risk management at the core of our operations and establish a unified framework for measuring and managing risk across the enterprise, providing our business units with the tools — and accountability — to manage risk. At the corporate level, this consolidated risk management is known as Enterprise Risk Management (“ERM”). ERM, in partnership with the Board of Directors and senior management, provide support to and oversight of the business units.

ERM, as a part of management, develops, maintains and monitors our cost effective yet comprehensive enterprise-wide risk management framework, including our system of operating internal controls. ERM fosters a risk management culture throughout Indymac and exists to help us manage unexpected losses, earnings surprises and reputation damage. It also provides management and the Board with a better understanding of the trade-offs between risks and rewards, leading to smarter investment decisions and more consistent and generally higher long-term returns on equity.

CAMELS FRAMEWORK FOR RISK MANAGEMENT

The framework for organizing ERM is based on the six-point rating scale used by the Office of Thrift Supervision (“OTS”), our regulating body, to evaluate the financial condition of savings and loan associations. A discussion of the areas covered by CAMELS (Capital, Asset Quality, Management, Earnings, Liquidity and Sensitivity to Market Risk) follows.

CAPITAL

The Bank is subject to regulatory capital regulations administered by the federal banking agencies. As of December 31, 2007, the Bank met all of the requirements of a “well-capitalized” institution under the general regulatory capital regulations.

Our business is primarily centered on single-family lending and the related production and sale of loans. Due to the disruption of the secondary markets, loan sales were adversely impacted, resulting in lower than normal volume. Thus, we significantly changed our production model and transitioned to become a GSE lender.

The accumulation of MSRs is a large component of our strategy. As of December 31, 2007, the capitalized value of MSRs was $2.5 billion. OTS regulations generally impose higher capital requirements on MSRs that exceed total tier 1 capital. These higher capital requirements could result in lowered returns on our retained assets and could limit our ability to retain servicing assets. While management believes that compliance with the capital limits on MSRs will not materially impact future results, no assurance can be given that our plans and strategies will be successful.

Capital Ratios

The following presents the Bank’s actual and required capital ratios and the minimum required capital ratios to be categorized as “well-capitalized” as of the period indicated (dollars in thousands):

	Capital Ratios
	Tangible	Tier 1 (core)	Tier 1 Risk-Based	Total Risk-Based

December 31, 2007:
As reported pre-subprime risk-weighting	6.24%	6.24%	9.56%	10.81%
Adjusted for additional subprime risk weighting	6.24%	6.24%	9.28%	10.50%
Well-capitalized minimum requirement	2.00%	5.00%	6.00%	10.00%
Excess over well-capitalized minimum requirement	$1,367,732	$399,280	$655,082	$100,400

The OTS guidance for subprime lending programs requires a lender to quantify the additional risks in its subprime lending activities and determine the appropriate amounts of allowances for loan losses and capital it needs to offset those risks. We generally classify all non-GSE loans in a first lien position with a FICO score less than 620 and all non-GSE loans in a second lien position with a FICO score less than 660 as subprime. We report our subprime loan calculation in an addendum to the Thrift Financial Report that we file quarterly with the OTS. All subprime loans HFI, and subprime loans HFS, which are either delinquent or more than 90 days old since origination, are supported by capital two times that of similar prime loans. These subprime loans totaled $794.7 million at December 31, 2007. The impact of the additional risk-weighting criteria related to subprime loans had the effect of reducing our total risk-based capital by 31 basis points from 10.81% to 10.50%.

We believe that, under current regulations, the Bank will continue to meet its “well-capitalized” minimum capital requirements in the foreseeable future. The Bank’s regulatory capital compliance could be impacted by a number of factors, such as changes to applicable regulations, adverse action by our regulators, changes in our mix of assets, decline in real estate values, interest rate fluctuations, loan loss provisions and credit losses, or significant changes in the economy in areas where we have most of our loans, or future disruptions in the secondary mortgage market. Any of these factors could cause actual future results to vary from anticipated future results and consequently could have an adverse impact on the ability of the Bank to meet its future minimum capital requirements. We are currently forecasting that our balance sheet size will decline and our capital ratios will increase over the course of 2008 as we execute on our revised business model of primarily GSE lending.

Capital Management and Allocation

As a federally regulated thrift, we are required to measure regulatory capital using two different methods: core capital and risk-based capital. Under the core capital method, a fixed percentage of capital is required against each dollar of assets without regard to the type of asset. Under the risk-based capital method, capital is held against assets which are adjusted for their relative risk using standard “risk weighting” percentages. We allocate capital using the regulatory minimums for well-capitalized institutions for each applicable asset class. The ratios are below the regulatory minimums due to the use of trust preferred securities as a form of regulatory capital.

The following provides information on the core and risk-based capital ratios for the two primary segments and each of their operating divisions for the period indicated (dollars in thousands):

	Total Assets		Core				Risk-Based
		% of	Avg.	% of			Avg.	% of
	Average	Total	Allocated	Total	Capital/		Allocated	Total	Capital/
Three Months Ended December 31, 2007	Assets	Assets	Capital	Capital	Assets	ROE	Capital	Capital	Assets	ROE

Mortgage Banking:
Consumer Direct	$89,503	0.3%	$3,261	0.2%	3.6%	(196)%	$3,956	0.2%	4.4%	(161)%
Retail	398,472	1.1%	13,786	0.8%	3.5%	(462)%	26,658	1.5%	6.7%	(238)%
Mortgage Broker and Banker	4,209,457	11.7%	153,342	8.8%	3.6%	(264)%	186,160	10.7%	4.4%	(217)%

Total Mortgage Professionals Group	4,607,929	12.8%	167,128	9.6%	3.6%	(280)%	212,818	12.2%	4.6%	(219)%
Financial Freedom	1,381,309	3.9%	141,325	8.1%	10.2%	9%	135,217	7.7%	9.8%	10%

Total Production Divisions	6,078,741	17.0%	311,714	17.9%	5.1%	(148)%	351,991	20.1%	5.8%	(131)%

Mortgage Servicing Rights	3,197,015	8.9%	197,044	11.3%	6.2%	64%	327,505	18.8%	10.2%	40%
Servicing/Customer Retention	888,936	2.5%	32,516	1.9%	3.7%	81%	37,654	2.2%	4.2%	71%

Total Mortgage Servicing	4,085,951	11.4%	229,560	13.2%	5.6%	66%	365,159	21.0%	8.9%	43%
Mortgage Bank Overhead	150,206	0.4%	4,673	0.3%	3.1%	N/A	16,537	0.9%	11.0%	N/A

Total Consumer Mortgage Banking	10,314,898	28.8%	545,947	31.4%	5.3%	(67)%	733,687	42.0%	7.1%	(49)%
Commercial Mortgage Banking	210,832	0.6%	7,078	0.4%	3.4%	(252)%	16,772	1.0%	8.0%	(104)%

Total Mortgage Banking	10,525,730	29.4%	553,025	31.8%	5.3%	(69)%	750,459	43.0%	7.1%	(50)%

Thrift:
Investment grade securities	6,096,521	17.0%	235,579	13.5%	3.9%	(17)%	102,539	5.9%	1.7%	(42)%
Non-investment grade and residuals	450,039	1.3%	2,746	0.2%	0.6%	N/M	188,880	10.8%	42.0%	(237)%

Total Mortgage-Backed Securities	6,546,560	18.3%	238,325	13.7%	3.6%	(207)%	291,419	16.7%	4.5%	(169)%

SFR mortgage loans HFI division	9,078,302	25.3%	339,988	19.5%	3.7%	(58)%	286,542	16.4%	3.2%	(70)%
Consumer construction division	2,801,595	7.8%	102,283	5.9%	3.7%	(47)%	121,102	6.9%	4.3%	(39)%
Warehouse Lending division	52,884	0.1%	1,783	0.1%	3.4%	—	4,113	0.2%	7.8%	2%

Total Thrift	18,479,341	51.5%	682,379	39.2%	3.7%	(108)%	703,176	40.2%	3.8%	(105)%

Consumer Bank — Deposits	49,245	0.1%	1,821	0.1%	3.7%	N/A	1,849	0.1%	3.8%	N/A
Treasury	—	—	258,315	14.7%	N/A	N/A	—	—	N/A	N/A
Eliminations	—	—	—	—	N/A	N/A	—	—	N/A	N/A

Total Operating	29,054,316	81.0%	1,495,540	85.8%	5.1%	(81)%	1,455,484	83.3%	5.0%	(84)%
Corporate overhead	2,142,816	6.0%	84,490	4.8%	3.9%	N/A	27,819	1.8%	1.3%	N/A

Total On-Going Businesses	31,197,132	87.0%	1,580,030	90.6%	5.1%	(84)%	1,483,303	85.1%	4.8%	(89)%

Discontinued Business Activities:
Conduit	1,646,867	4.6%	59,624	3.4%	3.6%	(328)%	77,396	4.4%	4.7%	(252)%
Home equity division	1,903,854	5.3%	65,321	3.7%	3.4%	(390)%	136,233	7.8%	7.2%	(185)%
Home builder division	1,077,474	3.0%	39,398	2.3%	3.7%	(624)%	45,815	2.6%	4.3%	(536)%
Other	25,216	0.1%	812	—	3.2%	—	2,438	0.1%	9.7%	2%

Total Discontinued Business Activities	4,653,411	13.0%	165,155	9.4%	3.5%	(421)%	261,882	14.9%	5.6%	(265)%

Total Company	$35,850,543	100.0%	$1,745,185	100.0%	4.9%	(116)%	$1,745,185	100.0%	4.9%	(116)%

As the table shows, certain asset types require more or less capital depending on the capital measurement method. For example, non-investment grade and residual securities are allocated 0.6% core capital and 42.0% risk-based capital. These differing methods result in significantly different ROEs as shown. We attempt to manage our business segments and balance sheet to optimize capital efficiency under both capital methods.

ASSET QUALITY

Indymac uses both a centralized and a decentralized approach to credit risk management. At the corporate level, ERM oversees the development of a framework (through people, policies and processes) for credit risk management the business unit leaders use to document and “matrix manage” their credit and fraud risk. This framework includes the establishment and enforcement of strong corporate credit governance to maintain investment, lending and fraud polices that are simple, but highly effective. Each business unit has its own chief credit officer to oversee and implement these procedures. By tracking historical credit losses and factors contributing to the losses, we continuously implement changes to significantly reduce the likelihood of similar losses repeating.

This ongoing analysis of credit performance provides a feedback loop that serves to continually refine and enhance credit risk policies.

We assume risk through our origination of loans, investments in whole loans and mortgage securities, and our construction lending operations. As a result of standard representations and warranties to investors, we also retain credit exposure from repurchase obligations on certain types of mortgage sales.

The following shows a summary of reserves against our key credit risks as of December 31, 2007 (dollars in millions):

			‘‘Reserve”
Credit Risk Area	Reserve Type	Balance	Balance	UPB

Mortgage Banking:
Loans held for sale(1)	Market valuation reserve	$3,777	$3	$3,711
Repurchase risk(2)	Secondary market reserve	N/A	180	181,724
Thrift:
Loans held for investment(3)	Allowance for loan losses and estimated credit losses embedded in basis reductions due to loans transferred from HFS	16,454	872	16,728
Non-investment grade and residual securities(4)	Loss assumption in valuations	272	1,262	22,437
Foreclosed Assets	Reduction in book value due to liquidation costs and/or property value deterioration	196	61	257

Total Credit Reserves			$2,378

(1)	Risks include possible borrower credit deterioration which could adversely impact loan saleability; potential further deterioration of credit quality of loans previously repurchased for repurchase/warranty issues or through called deals; and actual losses exceeding losses that are assumed in our valuations. The reserve is for delinquent loans.

(2)	Risks include repurchase of impaired loans due to early payment default or other repurchase and warranty violations beyond the amount reserved at time of sale.

(3)	Risk includes credit losses exceeding the risk reserved for in the allowance. Total reserves include $398 million of allowance for loan losses (“ALL”) and $474 million of credit losses estimated in the determination of the market value discount on transferred loans.

(4)	Reserve balance for non-investment grade and residual securities represents the expected remaining cumulative losses.

Non-Performing Assets

Loans are generally placed on non-accrual status when they are 90 days past due. Non-performing assets include non-performing loans and foreclosed assets. We record the balance of our assets acquired in foreclosure or by deed in lieu of foreclosure at estimated net realizable value.

The following summarizes our non-performing assets as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Non-performing loans HFI	$1,308,148	$108,483	$339,530
Non-performing loans HFS	5,737	54,347	365,794

Total non-performing loans	1,313,885	162,830	705,324
REO	196,049	21,638	123,330

Total non-performing assets	$1,509,934	$184,468	$828,654

Total non-performing assets to total assets	4.61%	0.63%	2.46%

At December 31, 2007, non-performing assets as a percentage of total assets was 4.61%, increasing from 0.63% and 2.46% at December 31, 2006 and September 30, 2007, respectively. The weakening real estate market and the general tightening of underwriting in the mortgage industry continue to have a negative impact on our portfolios. It became increasingly difficult for distressed borrowers to find alternative financing in order to avoid foreclosure. This resulted in a higher percentage of loans going through foreclosure and a longer average time for us to liquidate our REO. We expect to have an even higher level of non-performing loans in the future due to the continued market disruption. Non-performing loans held for investment increased by $1.2 billion from December 31, 2006 while non-performing loans held for sale decreased by $48.6 million during the same time period. As a result of the increased delinquencies in these portfolios, foreclosure activities rose during the period, leading to REO of $196.0 million at December 31, 2007.

The following provides additional comparative data on non-performing loans for the loans HFI portfolio by division as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

SFR mortgage loans HFI	$736,159	$66,360	$176,107
Consumer construction	77,562	25,957	52,901
Warehouse lending	—	—	578

Total on-going businesses	813,721	92,317	229,586

Homebuilder	480,157	8,981	106,089
Other (1)	14,270	7,185	3,855

Total discontinued business activities	494,427	16,166	109,944

Total non-performing loans HFI	$1,308,148	$108,483	$339,530

Allowance for loan losses to non-performing loans HFI (2)	30%	58%	48%

(1)	Includes loans from the home equity and discontinued products divisions.

(2)	Including the embedded credit reserves in transferred loans increases this ratio to 67%.

The increase in non-performing HFI loans is mainly seen in the SFR mortgage and the homebuilder division portfolios. As previously noted, the increases in non-performing loans in our SFR mortgage portfolio is primarily due to the worsening credit environment and declining home prices. The non-performing loans in our homebuilder division’s portfolio are in markets that have seen both price and sales decline over the last several months. For further discussion on this portfolio, see “Homebuilder Division” under “Discontinued Business Activities”.

Allowance for Loan Losses

For the loans held for investment portfolio, an allowance for loan losses is established and allocated to various loan types for segment reporting purposes. The determination of the level of the allowance for loan losses and, correspondingly, the provision for loan losses, is based on delinquency trends, prior loan loss experience, and management’s judgment and assumptions regarding various matters, including general economic conditions and loan portfolio composition. Management continuously evaluates these assumptions and various relevant factors impacting credit quality and inherent losses. A component of the overall allowance for loan losses is not specifically allocated (“unallocated component”). The unallocated component reflects management’s assessment of various factors that create inherent imprecision in the methods used to determine the specific portfolio allocations. Those factors include, but are not limited to, levels of and trends in delinquencies and impaired loans, charge-offs and recoveries, volume and terms of the loans, effects of any changes in risk selection and underwriting standards, other changes in lending policies, procedures, and practices, and national and local economic trends and conditions. As of December 31, 2007, the unallocated component of the total allowance for loan losses was $72.5 million, compared to $17.2 million at December 31, 2006.

In the fourth quarter of 2007, we transferred mortgage loans with a cost basis of $10.9 billion from HFS to HFI. We recorded a reduction to the net investment in the amount of $0.6 billion resulting in a net increase in HFI loans of $10.3 billion. A portion of the valuation reduction in net investment represents credit losses we estimated in determining the market value of loans. This amount, which totals $474 million, represents a “reserve” for future realized credit losses. If our estimate of inherent credit losses in the transferred pool increases significantly, we will record a provision for loan losses which will increase the allowance for loan losses.

The following summarizes our loans HFI portfolio by division and the corresponding allowance for loan losses as of December 31, 2007 (dollars in thousands):

		Allowance	ALL as a
		for Loan	Percentage of
By Division	Book Value	Losses (ALL)	Book Value

SFR mortgage loans HFI(1)	$11,382,585	$131,345	1.15%
Consumer construction	2,342,274	32,317	1.38%
Warehouse lending	48,633	344	0.71%

Total on-going businesses	13,773,492	164,006	1.19%

Homebuilder	1,192,093	198,590	16.66%
Home equity	1,459,580	30,452	2.09%
Other	28,881	5,087	17.61%

Total discontinued business activities	2,680,554	234,129	8.73%

Total HFI portfolio at December 31, 2007	$16,454,046	$398,135	2.42%

Total HFI portfolio at December 31, 2006	$10,177,209	$62,386	0.61%

(1)	The book value includes basis adjustments of $581 million of discounts created upon the transfer from HFS to HFI that relate to future credit losses.

For the homebuilder division, allowance for loan losses increased to $198.6 million, or 16.66% of the book value of its portfolio. We are monitoring this portfolio very closely due to rapidly changing conditions affecting both the underlying collateral values and the projected repayment sources in the current environment. Allowance for loan losses increased substantially on the SFR mortgage loans HFI, homebuilder division, and home equity portfolios as well as higher realized delinquency rates and other current factors have resulted in our projecting higher losses than were previously expected.

Summarized below are changes to the allowance for loan losses for the periods indicated (dollars in thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Balance, beginning of period	$161,768	$61,035	$62,386	$55,168
Allowance transferred to loans HFS	(5,586)	—	(7,574)	—
Provision for loan losses	269,378	8,953	395,548	19,993
Charge-offs:
SFR mortgage loans HFI division	(16,037)	(4,598)	(29,186)	(6,003)
Consumer construction division	(11,885)	(1,544)	(19,835)	(3,549)
Other(1)	(964)	(2,484)	(7,138)	(5,586)

Total charge-offs	(28,886)	(8,626)	(56,159)	(15,138)

Recoveries:
SFR mortgage loans HFI division	640	157	1,200	470
Consumer construction division	52	—	117	231
Other(1)	769	867	2,617	1,662

Total recoveries	1,461	1,024	3,934	2,363

Total charge-offs, net of recoveries	(27,425)	(7,602)	(52,225)	(12,775)

Balance, end of period	$398,135	$62,386	$398,135	$62,386

Annualized charge-offs to average loans HFI	0.84%	0.31%	0.52%	0.14%

(1)	Includes loans from the warehouse lending, home equity and discontinued products divisions.

In the fourth quarter of 2007, net charge-offs increased to $27.4 million from $7.6 million in the fourth quarter of 2006, primarily in the SFR mortgage loans HFI and the consumer construction division portfolios. This is consistent with the overall conditions in both the mortgage and the housing markets that contributed to the overall increase in delinquencies and loans migrating through the foreclosure process.

While we consider the allowance for loan losses to be adequate based on information currently available, future adjustments to the allowance may be necessary due to changes in economic conditions, decline in real estate values, delinquency levels, foreclosure rates, or loss rates. The level of allowance for loan losses is also subject to review by the OTS. The OTS may require the allowance for loan losses be increased based on its evaluation of the information available to it at the time of its examination of the Bank.

With respect to mortgage loans HFS, pursuant to the applicable accounting rules, we do not provide an allowance for loan losses. Instead, a component for credit risk related to loans HFS is embedded in the market valuation for these loans. Given the changes in our production volume and quality, we expect this amount to be significantly less than in 2007.

Credit Discounts

Due to the disruption in the secondary mortgage market, our HFS loans in the current quarter decreased by $10.2 billion from the third quarter of 2007 primarily due to the $10.9 billion of cost basis in mortgage loans transferred from HFS to HFI in the fourth quarter of 2007.

The following summarizes our HFS portfolio, the corresponding market valuation reserves and non-performing assets as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Loans HFS before market valuation reserves	$3,780,368	$9,507,307	$14,361,177
Market valuation reserves	(3,464)	(39,464)	(338,943)

Net loans HFS portfolio	$3,776,904	$9,467,843	$14,022,234

Market valuation reserves as a percentage of gross loans HFS	0.09%	0.42%	2.36%

Non-performing loans HFS before market valuation reserves	$8,227	$78,238	$487,314
Market valuation reserves	(2,490)	(23,891)	(121,520)

Net non-performing loans HFS	$5,737	$54,347	$365,794

Non-performing loans held for sale as a percentage of net loans HFS portfolio	0.15%	0.57%	2.61%

Secondary Market Reserve

We do not generally sell loans with recourse in our loan sale activities. However, we can be required to repurchase loans from investors when our loan sales contain individual loans that do not conform to the representations and warranties we made at the time of sale (including early payment default provisions). We maintain a secondary market reserve for losses that arise in connection with loans that we may be required to repurchase from whole loan sales, sales to the GSEs, and securitizations. The reserve has two general components: reserves for repurchases arising from representation and warranty claims and reserves for repurchases arising from early payment defaults.

The following reflects the loan sale and repurchase activities during the periods indicated (dollars in millions):

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Loans sold:
GSEs and whole loans	$10,033	$15,650	$46,798	$47,878
Securitization trusts	3,392	7,767	24,366	31,171

Total	$13,425	$23,417	$71,164	$79,049

Total repurchases(1)	$51	$75	$613	$194

Repurchases as a percentage of total loans sold during the period	0.38%	0.32%	0.86%	0.25%

(1)	Amounts exclude repurchases that are administrative in nature and generally are re-sold immediately at little or no loss.

The following reflects the activity in the secondary market reserve during the periods indicated (dollars in thousands):

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006

Balance, beginning of period	$57,117	$30,190	$33,932	$27,638
Additions/provisions	144,623	13,186	232,536	37,333
Actual losses/mark-to-market	(22,249)	(10,394)	(88,022)	(32,817)
Recoveries on previous claims	301	950	1,346	1,778

Balance, end of period	$179,792	$33,932	$179,792	$33,932

Reserve levels are a function of expected losses based on actual pending and expected claims and repurchase requests, historical experience, loan volume and loan sales distribution channels and the assessment of the probability of investor claims. While the ultimate amount of repurchases and claims is uncertain, management believes the reserve is adequate. The provision for the secondary market reserve increased to $144.6 million for the three months ended December 31, 2007 from $13.2 million for the three months ended December 31, 2006. This increase is due to the rise in representation and warranty demands and expected demands due to the deteriorating loan performance, particularly in 80/20 products. We have observed increasing delinquency and repurchase demands, particularly, in 80/20 products. We reduced the secondary market reserve by $22.2 million in the fourth quarter of 2007 mainly for mark-to-market adjustments on loans repurchased during the quarter, of which 80/20s and pay option ARMs accounted for over 75% of the adjustments which, as previously noted, we no longer originate. We will continue to evaluate the adequacy of our reserve and allocate a portion of our gain on sale proceeds to the reserve going forward. This secondary market reserve is included on the consolidated balance sheets as a component of other liabilities.

Credit Reserves Embedded in Non-Investment Grade and Residual Securities

As part of the securitization process, we create non-investment grade and residual securities which can be sold into the secondary market or retained on the balance sheet. These securities provide credit enhancement to absorb the losses in the securitization trust. Worsening loan performance has necessitated an increase in the amount of reserves priced into these securities.

The following table shows more information on our non-investment grade and residual securities as of the dates indicated (dollars in millions):

	December 31,	December 31,	September 30,
	2007	2006	2007

Non-investment Grade and Residual Securities:
Fair market value	$272	$331	$416
As a percentage of Tier 1 (core) capital	14%	16%	17%
UPB of underlying collateral	$22,437	$13,361	$22,770
Credit reserves embedded in value	$1,262	$477	$835
Additions to credit reserves	$505	$55	$228
Net realized credit losses	$78	$10	$91
Credit reserves/non-performing assets	78%	77%	56%

MANAGEMENT

We manage key CAMELS risks through policies and procedures that begin with the Board, senior executives and the ERM group, creating standardized frameworks and processes for the business units to implement. We strive for accountability, transparency and consistency, including a semi-annual certification process that keeps business units up to date on the administration of key CAMELS risks. Management maintains a central database of internally identified findings, and this, in conjunction with operational and financial controls, requires follow-up and accountability for any issues identified in this process.

Models are used as key decision making tools in executing transactions, such as the pricing and trading of loans, and in hedging risks. They are also used to assist us in valuing assets and liabilities that don’t have readily available market prices. Given the importance of these models to our operations and financial position, it is the responsibility of Corporate Model Management and
Research (“CMMR”) to develop and maintain an effective model management framework across the Company. CMMR determines that key models are consistent and accurate (e.g., utilize the best available assumptions, particularly for prepayment and credit) across the enterprise and result in the correct economic decisions being made and assets and liabilities being properly valued (both on a GAAP and economic basis).

EARNINGS

Our regulators evaluate the quality and consistency of our earnings. See “Narrative Summary of Consolidated Financial Results” and “Summary of Business Segment Results” for a discussion of our earnings for the three months and year ended December 31, 2007.

LIQUIDITY

During the fourth quarter of 2007, the secondary market for MBS and asset-backed securities (“ABS”) continued to experience significant disruption resulting in a further decline in overall market liquidity. In response to these disruptions, Indymac continued to shift its funding strategy to deposits and borrowings from the Federal Home Loan Bank (“FHLB”). As a result of this effort, we were able to increase our deposits and advances from FHLB by $1.0 billion and $0.1 billion, respectively, during the quarter.

Our principal financing needs are to fund acquisitions of mortgage loans and our investment in mortgage loans, MBS and MSRs. Our primary sources of funds used to meet these financing needs are loan sales and securitizations, deposits, advances from the FHLB, borrowings, custodial balances and retained earnings. The sources used vary depending on such factors as rates paid, collateral requirements, maturities and the impact on our capital. Additionally, we may occasionally securitize mortgage loans that we intend to hold for investment to lower our costs of borrowing against such assets and reduce the capital requirement associated with such assets. At December 31, 2007, we had total liquidity of $6.3 billion consisting of $0.5 billion in short-term liquidity (primarily cash) and $4.8 billion in operating liquidity, which represents unpledged liquid assets on hand plus amounts that may be immediately raised through the pledging of other available assets as collateral pursuant to committed financing facilities. We also had access to $1.0 billion in financing at the Federal Reserve Discount Window. We currently believe that our liquidity level is sufficient to satisfy our operating requirements and meet our obligations and commitments in a timely and cost effective manner.

The following presents the components of our major sources of funds as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Deposits	$17,815,243	$10,898,006	$16,774,638
Advances from FHLB	11,188,800	10,412,800	11,094,800
Other borrowings:
Asset-backed commercial paper	—	2,115,839	1,506,999
Loans and securities sold under agreements to repurchase	—	1,407,199	—
HELOC notes payable	212,747	659,283	243,019
Trust preferred debentures	441,285	456,695	441,232
Other notes payable	—	1,009	752
Others(1)	(1,254)	(3,025)	(2,321)

Total other borrowings	652,778	4,637,000	2,189,681

	$29,656,821	$25,947,806	$30,059,119

(1)	This represents unamortized portion of the facility issue cost and commitment fee.

Principal Sources of Cash

Loan Sales and Securitizations

Our business model has relied heavily upon selling the majority of our mortgage loans shortly after acquisition. The proceeds of these sales are a critical component of our liquidity. Due to the disruption of the MBS and ABS secondary markets, loan sales and securitizations were adversely impacted, resulting in lower than normal volume.

Thus, we significantly changed our production model and transitioned to become a GSE lender. During the three months ended December 31, 2007, we sold $13.4 billion of mortgage loans, which represented approximately 111% of our funded mortgage loans during the period, to third-party investors through three channels: (1) GSEs; (2) private label securitizations; and (3) whole loan sales. Our prime SFR mortgage loan portfolio also acquired $10.9 billion of the mortgage loans for our portfolio of mortgage loans HFI from our HFS portfolio due primarily to our inability to sell these loans in the secondary market. These loans will also provide future interest income. The remainder of our funded mortgage loans during the quarter is retained in our HFS portfolio for future sale.

Our business model has been negatively impacted as our sales channels continue to be disrupted. As a result, our earnings were also adversely impacted. If these disruptions continue, or there are other economic events or factors beyond our control, our earnings could continue to be negatively impacted.

Deposits/Retail Bank

We solicit deposits from the general public and institutions by offering a variety of accounts and rates through our network of 33 branches (up from 29 branches as of December 31, 2006) in Southern California and our telebanking, Internet, and Money Desk and Institutional channels. Through our web site at www.imb.com, consumers can access their accounts 24-hours a day, seven days a week. Online banking allows customers to access their accounts, view balances, transfer funds between accounts, view transactions, download account information, and pay their bills conveniently from any computer terminal. Total deposits increased to $17.8 billion at December 31, 2007, up from $10.9 billion at December 31, 2006 and $16.8 billion at September 30, 2007.

Advances from the Federal Home Loan Bank

The FHLB system functions as a borrowing source for regulated financial depositories and similar institutions engaged in residential housing finance. As a member of the FHLB of San Francisco, we are required to own capital stock of the FHLB and are authorized to apply for advances from the FHLB, on a secured basis, in amounts determined by reference to available collateral. SFR mortgage loans, agency and AAA-rated MBS are the principal collateral that may be used to secure these borrowings, although certain other types of loans and other assets may also be accepted pursuant to FHLB policies and statutory requirements. The FHLB offers several credit programs, each with its own fixed or floating interest rate, and a range of maturities.

Currently, Indymac Bank is approved for collateralized advances of up to $16.7 billion. At December 31, 2007, advances from the FHLB totaled $11.2 billion, of which $7.2 billion were collateralized by mortgage loans and $4.0 billion were collateralized by MBS.

Other Borrowings

Other borrowings, excluding the subordinated debentures underlying the trust preferred securities, consist of asset-backed commercial paper, loans and securities sold under committed financing facilities and uncommitted agreements to repurchase, and notes payable. Total other borrowings decreased to $0.2 billion at December 31, 2007 from $4.2 billion at December 31, 2006. Our repurchase agreement borrowings and extendible asset backed commercial paper remained at zero as of December 31, 2007 as a result of our strategy to increase our deposits and advances from the FHLB.

Direct Stock Purchase Plan

Our direct stock purchase plan offers investors the ability to purchase shares of our common stock directly over the Internet. During the quarter ended December 31, 2007, we raised $71.4 million of capital by issuing 3,959,611 shares of common stock through this plan. For the year ended December 31, 2007, we raised $145.6 million of capital by issuing 7,427,104 shares of common stock through this plan.

SENSITIVITY TO MARKET RISK

A key area of risk for us is interest rate risk sensitivity. This is due to the impact that changes in interest rates can have on the demand for mortgages, as well as the value of loans in our pipeline and assets on our balance sheet, particularly the valuation of our MSRs. To manage interest rate risk sensitivity we have a Centralized Interest Rate Risk Group (“CIRRG”). CIRRG fosters an interest rate and market risk management culture throughout the Company and exists to assist in protecting the Company from unexpected losses, earnings surprises and reputation damage due to interest rate risk. It also provides management and the Board with a better understanding of the trade-offs between risk and rewards, leading to smarter risk management and investment decisions, and more consistent and generally higher long term returns on equity. We hedge our assets at the portfolio level, to ensure accountability and make certain that each portfolio can stand on its own.

To evaluate our ability to manage interest rate risk, there are a number of performance measures we track. These include net interest margin for both the total Company as well as our segments, the fluctuation in net interest income and expense and average balances, and the net portfolio value of our net assets.

Net Interest Margin

Information regarding our consolidated average balance sheets (all segments are combined), along with the total dollar amounts of interest income and interest expense and the weighted-average interest rates follows (dollars in thousands):

	Three Months Ended
	December 31, 2007			December 31, 2006			September 30, 2007
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Securities	$6,733,641	$116,659	6.87%	$5,005,888	$86,153	6.83%	$5,668,118	$101,901	7.13%
Loans held for sale	9,613,832	169,584	7.00%	13,975,255	245,896	6.98%	16,019,841	283,882	7.03%
Loans held for investment	9,883,591	175,208	7.03%	6,922,638	104,882	6.01%	5,528,258	88,075	6.32%
Builder construction loans	815,980	14,031	6.82%	764,370	20,231	10.50%	826,952	18,186	8.72%
Consumer construction loans	2,313,835	45,754	7.85%	2,153,544	41,780	7.70%	2,284,744	45,788	7.95%
Investment in Federal Home Loan Bank stock and other	1,584,527	21,466	5.37%	1,046,419	15,266	5.79%	1,366,645	20,019	5.81%

Total interest-earning assets	30,945,406	542,702	6.96%	29,868,114	514,208	6.83%	31,694,558	557,851	6.98%

Mortgage servicing assets	2,400,759			1,612,215			2,375,127
Other assets	2,504,378			2,285,160			2,763,345

Total assets	$35,850,543			$33,765,489			$36,833,030

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$17,047,186	221,992	5.17%	$9,876,612	127,367	5.12%	$12,943,759	170,540	5.23%
Advances from Federal Home Loan Bank	12,545,311	159,330	5.04%	12,700,996	161,454	5.04%	13,876,996	183,192	5.24%
Other borrowings	1,287,325	21,130	6.51%	6,403,620	92,741	5.75%	4,177,567	61,941	5.88%

Total interest-bearing liabilities	30,879,822	402,452	5.17%	28,981,228	381,562	5.22%	30,998,322	415,673	5.32%

Other liabilities	3,225,536			2,815,678			3,780,327

Total liabilities	34,105,358			31,796,906			34,778,649
Shareholders’ equity	1,745,185			1,968,583			2,054,381

Total liabilities and shareholders’ equity	$35,850,543			$33,765,489			$36,833,030

Net interest income		$140,250			$132,646			$142,178

Net interest spread(1)			1.79%			1.61%			1.66%

Net interest margin(2)			1.80%			1.76%			1.78%

(1)	Net interest spread calculated as the yield on total average interest-earnings assets less the yield on total average interest-bearing liabilities.

(2)	Net interest margin calculated as annualized net interest income divided by total average interest-earning assets.

	Year Ended December 31
	2007			2006
	Average		Yield	Average		Yield
	Balance	Interest	Rate	Balance	Interest	Rate

Assets
Securities	$5,753,699	$406,376	7.06%	$4,658,402	$319,846	6.87%
Loans held for sale	14,063,412	994,886	7.07%	11,488,630	797,460	6.94%
Loans held for investment	7,039,623	460,898	6.55%	6,243,353	365,158	5.85%
Builder construction loans	812,129	72,179	8.89%	735,841	76,006	10.33%
Consumer construction loans	2,237,473	179,706	8.03%	2,014,213	144,574	7.18%
Investment in Federal Home Loan Bank stock and other	1,325,850	73,662	5.56%	887,837	47,972	5.40%

Total interest-earning assets	31,232,186	2,187,707	7.00%	26,028,276	1,751,016	6.73%

Mortgage servicing assets	2,201,169			1,436,725
Other assets	2,535,667			1,843,873

Total assets	$35,969,022			$29,308,874

Liabilities and Shareholders’ Equity
Interest-bearing deposits	$12,790,494	663,217	5.19%	$8,663,777	408,208	4.71%
Advances from Federal Home Loan Bank	13,531,225	701,226	5.18%	10,560,896	491,300	4.65%
Other borrowings	4,393,049	256,522	5.84%	5,985,486	324,787	5.43%

Total interest-bearing liabilities	30,714,768	1,620,965	5.28%	25,210,159	1,224,295	4.86%

Other liabilities	3,277,322			2,302,455

Total liabilities	33,992,090			27,512,614
Shareholders’ equity	1,976,932			1,796,260

Total liabilities and shareholders’ equity	$35,969,022			$29,308,874

Net interest income		$566,742			$526,721

Net interest spread			1.72%			1.87%

Net interest margin			1.81%			2.02%

Average balances are calculated on a daily basis. Non-performing loans are included in the average balances for the periods presented. The allowance for loan losses is excluded from the average loan balances and included in the average other assets line. Minority interest and perpetual preferred stock in subsidiary are included in average other liabilities.

Interest income and interest expense fluctuations depend upon changes in the average balances and interest rates of interest-earning assets and interest-bearing liabilities. The following tables detail the changes in interest income and expense by key attribute (dollars in thousands):

	Increase/(Decrease) Due to
	Volume(1)	Rate(2)	Mix(3)	Total Change

Three Months Ended December 31, 2007 vs. 2006
Interest income:
Securities	$29,735	$573	$198	$30,506
Loans held for sale	(76,740)	622	(194)	(76,312)
Loans held for investment	44,860	17,837	7,629	70,326
Builder construction loans	1,366	(7,087)	(479)	(6,200)
Consumer construction loans	3,110	804	60	3,974
Investment in Federal Home Loan Bank stock and other	7,850	(1,090)	(560)	6,200

Total interest income	10,181	11,659	6,654	28,494
Interest expense:
Interest-bearing deposits	92,470	1,248	907	94,625
Advances from Federal Home Loan Bank	(1,979)	(147)	2	(2,124)
Other borrowings	(74,097)	12,367	(9,881)	(71,611)

Total interest expense	16,394	13,468	(8,972)	20,890

Net interest income	$(6,213)	$(1,809)	$15,626	$7,604

Year Ended December 31, 2007 vs. 2006
Interest income:
Securities	$75,203	$9,171	$2,156	$86,530
Loans held for sale	178,723	15,279	3,424	197,426
Loans held for investment	46,572	43,607	5,561	95,740
Builder construction loans	7,880	(10,607)	(1,100)	(3,827)
Consumer construction loans	16,025	17,201	1,906	35,132
Investment in Federal Home Loan Bank stock and other	23,667	1,355	668	25,690

Total interest income	348,070	76,006	12,615	436,691
Interest expense:
Interest-bearing deposits	194,437	41,029	19,543	255,009
Advances from Federal Home Loan Bank	138,182	55,995	15,749	209,926
Other borrowings	(86,409)	24,722	(6,578)	(68,265)

Total interest expense	246,210	121,746	28,714	396,670

Net interest income	$101,860	$(45,740)	$(16,099)	$40,021

(1)	Changes in volume are calculated by taking changes in average balances multiplied by the prior period’s average interest rate.

(2)	Changes in the rate are calculated by taking changes in the average interest rate multiplied by the prior period’s average balance.

(3)	Changes in rate/volume (“mix”) are calculated by taking changes in rates times the changes in volume.

Net Interest Margin by Segment

The following tables summarize net interest margin by segment for the periods indicated (dollars in millions):

	Three Months Ended
	December 31, 2007			December 31, 2006			September 30, 2007
	Average	Net	Net	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest	Earning	Interest	Interest
	Assets	Income	Margin	Assets	Income	Margin	Assets	Income	Margin

By Segment:
Thrift segment and other	$19,089	$112	2.33%	$13,760	$64	1.84%	$14,101	$81	2.27%
Mortgage banking segment	7,140	14	0.76%	7,578	22	1.16%	9,698	27	1.10%

Total on-going businesses	26,229	126	1.90%	21,338	86	1.60%	23,799	108	1.79%
Discontinued business activities	4,716	14	1.21%	8,530	47	2.18%	7,896	34	1.74%

Total Company	$30,945	$140	1.80%	$29,868	$133	1.76%	$31,695	$142	1.78%

	Year Ended December 31
	2007			2006
	Average	Net	Net	Average	Net	Net
	Earning	Interest	Interest	Earning	Interest	Interest
	Assets	Income	Margin	Assets	Income	Margin

By Segment:
Thrift segment and other	$15,442	$334	2.16%	$12,536	$265	2.11%
Mortgage banking segment	8,386	93	1.11%	6,292	81	1.28%

Total on-going businesses	23,828	427	1.79%	18,828	346	1.83%
Discontinued business activities	7,404	140	1.89%	7,200	181	2.52%

Total Company	$31,232	$567	1.81%	$26,028	$527	2.02%

The consolidated net interest margin during the fourth quarter of 2007 was 1.80%, up slightly from 1.76% for the fourth quarter of 2006 and 1.78% for the third quarter of 2007. Thrift net interest margin of 2.33% for the fourth quarter of 2007 increased from 1.84% for the fourth quarter of 2006 and 2.27% for the third quarter of 2007.

Loans Held for Sale and Pipeline Hedging

We hedge the interest rate risk inherent in our pipeline of mortgage loans held for sale to protect our margin on sale of loans. We focus on trying to maintain stable profit margins with an emphasis on forecasting expected fallout to more precisely estimate our required hedge coverage ratio and minimize hedge costs. By closely monitoring key factors, such as product type, origination channels, progress or “status” of transactions, as well as changes in market interest rates since we committed a rate to the borrower (“rate lock commitments”), we seek to quantify the optional component of each rate lock, and in turn, the aggregate rate lock pipeline. By accurately evaluating these factors, we can minimize the cost of hedging and also stabilize gain on sale margins over different rate environments.

We also attempt to hedge the type of spread widening caused by the secondary market disruptions started in the first quarter of 2007. However, given the current uncertainties and resulting volatility in the secondary market, our hedging activities may not be effective. When spread widening does occur, we increase our loan pricing to attain our target MBR margins on future production.

In addition to mortgage loans held for sale, the hedging activities also include rate lock commitments. Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives pursuant to SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”). The rate lock commitments are initially valued at zero and continue to be adjusted for changes in value resulting from changes in market interest rates, pursuant to the Staff Accounting Bulletin No. 105 “Application of Accounting Principles to Loan Commitments,” (“SAB 105”). Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”) supersedes SAB 105 and is effective prospectively for loan commitments issued or modified beginning January 1, 2008. Upon adoption of SAB 109, we will recognize revenue at the inception of a rate lock commitment.

We economically hedge the risk of changes in fair value of rate lock commitments by selling forward contracts on securities of Fannie Mae or Freddie Mac, Eurodollar futures and other hedge instruments as we deem appropriate to prudently manage this risk. These forward and futures contracts are also accounted for as derivatives and recorded at fair value.

The following table summarizes the effect that hedging for interest rate risk management had on our gross mortgage banking revenue margin for the periods indicated:

	Three Months Ended					Years Ended
	December 31,	December 31,	Percent	September 30,	Percent	December 31,	December 31,	Percent
	2007	2006	Change	2007	Change	2007	2006	Change

Gross MBR margin	1.17%	1.45%	(19)%	0.75%	56%	1.00%	1.50%	(33)%
MBR margin after hedging(1)	0.77%	1.26%	(39)%	0.48%	60%	0.99%	1.41%	(30)%

(1)	Before credit costs and SFAS 91 deferred costs.

Hedging Interest Rate Risk on Servicing-Related Assets

We are exposed to interest rate risk with respect to the investment in servicing-related assets. The mortgage servicing division is responsible for the management of interest rate and prepayment risks in the servicing-related assets, subject to policies and procedures established by, and oversight from Interest Rate Risk Committee (“IRRC”), Asset and Liability Valuation Committee (“ALVC”) and ERM group, and our Board of Directors-level ERM Committee.

The objective of our hedging strategy is to maintain stable returns in all interest rate environments and not to speculate on interest rates. As such, we manage the comprehensive interest rate risk of our servicing-related assets using various financial instruments. Historically, we have hedged servicing-related assets using a variety of derivative instruments and on-balance sheet securities. As there are no hedge instruments that would be perfectly correlated with these hedged assets, we use a mix of the instruments designed to correlate well with the hedged servicing assets.

In addition to the hedging gain (loss) on MSRs, we also use other hedging strategies to manage our economic risks associated with MSRs. A summary of the performance on MSRs, including AAA-rated and agency interest-only securities, and hedges for the respective periods follows (dollars in thousands):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Valuation adjustment due to market changes and external benchmarking	$(100,673)	$(3,073)	$7,421	$156,327	$7,721
Gain (loss) on financial instruments used to hedge MSRs	180,256	(5,088)	123,180	61,476	(32,353)
Hedge gain (loss) on AAA-rated and agency interest-only securities	8,702	287	8,820	2,346	(8,678)
Unrealized gain (loss) on AAA-rated and agency interest-only securities	(7,969)	(1,002)	(4,712)	(734)	3,136
Unrealized gain (loss) on principal-only securities	2,909	689	(146)	(1,852)	(811)
Unrealized gain (loss) on prepayment penalty securities	(12,687)	5,718	(7,666)	(44,215)	23,625

Net gain (loss) on MSRs, AAA-rated and agency interest-only securities, and hedges	$70,538	$(2,469)	$126,897	$173,348	$(7,360)

The above gains and losses include costs inherent in transacting and holding the hedge instruments. If these assets were perfectly hedged, a net loss would have been reported representing these costs. In the fourth quarter of 2007, our MSRs and related hedges had a strong quarter. Hedges on the servicing-related assets had a net gain of $180.3 million as they benefited from the decline in market interest rates. Moreover, our MSRs experienced a decline in value less than expected from the decline in interest rates as a result of slower prepayment rates currently and in the future.

EXPENSES

A summary of non-interest expense follows for the periods indicated (dollars in thousands):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Salaries and related	$188,575	$180,340	$219,146	$770,429	$689,742
Premises and equipment	30,055	22,063	27,799	107,112	79,102
Loan purchase and servicing costs	14,883	14,754	14,127	58,093	55,055
Professional services	15,315	11,309	10,034	44,066	35,838
Data processing	23,401	17,962	20,002	83,490	64,826
Office and related	16,778	18,610	14,589	64,471	68,730
Advertising and promotion	6,083	10,001	8,804	34,181	44,369
REO related expenses	29,087	2,474	10,640	46,198	3,958
Others	6,616	3,946	7,285	24,857	13,586
Deferral of expenses under SFAS 91	(66,574)	(70,647)	(62,728)	(259,206)	(266,246)

Total operating expenses	264,219	210,812	269,698	973,691	788,960
Amortization of other intangible assets	430	429	430	1,720	1,123

Total non-interest expense	$264,649	$211,241	$270,128	$975,411	$790,083

Our operating expenses for the fourth quarter of 2007 were $264.2 million, up 25% from $210.8 million for the fourth quarter of 2006 and down 2% from $269.7 million for the third quarter of 2007.

Increase in expenses from the fourth quarter of 2006 was mainly due to the increase in REO related expenses of $26.6 million. This was primarily driven by $19.2 million of further write-downs on REOs resulting from a rapid decline in their values. Worsened delinquencies in our portfolio also increased our foreclosure related expenses. In addition, we continued our investments in the retail channel and commercial mortgage banking division, with the bulk of the increase coming from the April 1, 2007 acquisition of the retail lending platform of NYMC, including roughly 400 employees, and the hiring of over 1,400 retail lending professionals who were former employees of failed mortgage companies. These increases were offset partially by the reduction of roughly 1,500 positions, or 15% , due to right-sizing of our workforce in 2007.

The decrease in expenses from the previous quarter was driven mainly by the $28 million in severance-related charges recorded in the third quarter of 2007 as a result of the reduction of our workforce. We reduced our workforce through both the voluntary resignation with severance program and targeted involuntary layoffs for regular employees and reductions in our offshore and temporary workforce. This was partially offset by the increase in REO related expenses of $18.5 million from the third quarter of 2007.

Overall, our average FTE employees increased to 9,994, including 887 FTE off-shore as part of our Global Resources program, for the three months ended December 31, 2007, up 18% from 8,477 for the fourth quarter of 2006 and up 1% from 9,890 for the third quarter of 2007. We utilize the off-shore workforce predominantly in non-customer-facing back office functions to enhance service levels and improve efficiencies. At December 31, 2007, our workforce is comprised of 46% in revenue generating positions and 54% in revenue supporting and non-revenue generating positions.

APPENDIX A: ADDITIONAL QUANTITATIVE DISCLOSURES

We believe that the information provided in the body of this Form 8-K provides a good overview of the Company’s business and its results for the fourth quarter of 2007. However, we are including the following tables for a more detailed analysis of our operations.

Table		Page

1	Product Profitability Analysis	50
2	S&P Lifetime Loss Estimates	57
3	Production by Product — FICO and CLTV	57
4	SFR Mortgage Loan Production and Pipeline by Purpose	58
5	SFR Mortgage Loan Production by Amortization Type	58
6	SFR Mortgage Loan Production by Geographic Distribution	59
7	MBR Margin	59
8	Servicing Fee Income	60
9	Mortgage Servicing Rights Rollforward	60
10	Gain (Loss) on Mortgage-Backed Securities	61
11	Unrealized Gains (Losses) of Securities Available for Sale	61
12	Mortgage-Backed Securities by Credit Rating	62
13	Other Retained Assets	62
14	Valuation of MSRs, Interest-Only, Prepayment Penalty, and Residual Securities	64
15	Deposits by Channel and Product	65

TABLE 1. PRODUCT PROFITABILITY ANALYSIS

As part of our process of measuring results and holding managers responsible for specific targets, we evaluate profitability at the product level in addition to our segment results. We currently have four product groups: standard consumer home loans held for sale, specialty consumer home loans held for sale and/or investment, home loans and related investment, and specialty commercial loans held for investment. Please refer to our 2006 10-K, pages 29 to 30, for further discussion on the products included within each product group.

As conditions in the U.S. mortgage market have deteriorated, we have discontinued certain products and are reporting them in a separate category, “Discontinued Products”. These discontinued products include the closed-end second liens, HELOCs, subdivision and manufactured housing.

The following tables summarize the profitability for the on-going products which include the four product groups, treasury, overhead and the discontinued products for the periods indicated (dollars in thousands):

			Home
	Standard	Specialty	Loans &	Specialty			Total
	Consumer	Consumer	Related	Commercial			On-Going	Discontinued	Total
	Home Loans	Home Loans	Investments	Loans	Treasury	Overhead	Products	Products	Company

Three Months Ended December 31, 2007
Operating Results
Net interest income	$27,350	$20,228	$63,885	$3,801	$307	$5,896	$121,467	$18,783	$140,250
Provision for loan losses	—	(27,472)	(111,064)	(2,939)	—	—	(141,475)	(127,903)	(269,378)
Gain (loss) on sale of loans	(162,198)	24,103	15,976	(5,158)	—	—	(127,277)	(194,538)	(321,815)
Service fee income	—	8,288	158,357	—	—	652	167,297	4,222	171,519
Gain (loss) on sale of securities	—	(827)	(221,885)	—	—	—	(222,712)	(71,639)	(294,351)
Other income	14,334	3,926	2,341	847	233	(1,500)	20,181	(292)	19,889

Net revenue (expense)	(120,514)	28,246	(92,390)	(3,449)	540	5,048	(182,519)	(371,367)	(553,886)
Variable expenses	77,010	27,440	5,113	887	—	—	110,450	5,359	115,809
Severance costs	—	—	—	—	—	4,216	4,216	—	4,216
Deferral of expenses under SFAS 91	(54,178)	(7,467)	(2,287)	(448)	—	—	(64,380)	(2,194)	(66,574)
Fixed expenses	73,065	17,509	32,763	3,594	3,007	74,733	204,671	6,527	211,198

Pre-tax income (loss)	(216,411)	(9,236)	(127,979)	(7,482)	(2,467)	(73,901)	(437,476)	(381,059)	(818,535)

Minority interests	456	412	1,522	64	7,630	79	10,163	462	10,625

Net income (loss)	$(132,250)	$(6,129)	$(79,462)	$(4,621)	$(9,132)	$(44,992)	$(276,586)	$(232,527)	$(509,113)

Performance Data
Average interest-earning assets	$6,105,464	$3,662,917	$16,616,598	$469,184	$—	$779,485	$27,633,648	$3,311,758	$30,945,406
Allocated capital	282,396	$165,896	885,959	37,103	—	123,599	1,494,953	250,232	1,745,185
Loan production	8,994,799	1,931,982	875,906	196,131	—	—	11,998,818	302,357	12,301,175
Loans sold	7,484,624	2,689,148	3,179,692	—	—	—	13,353,464	71,324	13,424,788
MBR margin	(1.61)%	1.20%	0.50%	N/A	N/A	N/A	(0.71)%	(268.56)%	(2.14)%
ROE	(186)%	(15)%	(36)%	(49)%	N/A	N/A	(73)%	(369)%	(116)%
Net interest margin	1.78%	2.19%	1.53%	3.21%	N/A	N/A	1.74%	2.25%	1.80%
Efficiency ratio	(80)%	67%	191%	N/M	N/A	N/A	N/M	(4)%	(93)%

Three Months Ended December 31, 2006
Operating Results
Net interest income	$37,533	$16,811	$34,190	$4,305	$(55)	$2,151	$94,935	$37,711	$132,646
Provision for loan losses	—	(971)	(4,500)	(157)	—	—	(5,628)	(3,325)	(8,953)
Gain (loss) on sale of loans	85,957	59,358	13,856	—	—	—	159,171	5,800	164,971
Service fee income	—	6,455	13,093	—	—	551	20,099	2,024	22,123
Gain (loss) on sale of securities	—	(83)	3,202	—	—	—	3,119	(7,248)	(4,129)
Other income	—	3,513	2,299	1,799	167	1,017	8,795	4,051	12,846

Net revenue (expense)	123,490	85,083	62,140	5,947	112	3,719	280,491	39,013	319,504
Variable expenses	59,897	30,572	4,635	667	—	—	95,771	14,426	110,197
Deferral of expenses under SFAS 91	(47,036)	(11,141)	(2,326)	(68)	—	—	(60,571)	(10,076)	(70,647)
Fixed expenses	50,626	23,066	15,603	2,294	2,465	70,599	164,653	7,038	171,691

Pre-tax income (loss)	60,003	42,586	44,228	3,054	(2,353)	(66,880)	80,638	27,625	108,263

Net income (loss)	$36,542	$25,723	$26,934	$1,860	$(1,433)	$(34,209)	$55,417	$16,824	$72,241

Performance Data
Average interest-earning assets	$10,881,478	$3,301,629	$11,264,360	$422,800	$—	$356,716	$26,226,983	$3,641,131	$29,868,114
Allocated capital	493,217	155,877	687,865	32,489	$—	248,875	1,618,323	350,260	1,968,583
Loan production	20,506,295	2,643,257	895,800	44,283	$—	—	24,089,635	2,238,381	26,328,016
Loans sold	19,214,483	1,721,721	822,536	—	$—	—	21,758,740	1,658,695	23,417,435
MBR margin	0.64%	4.16%	1.68%	N/A	N/A	N/A	0.92%	0.84%	0.91%
ROE	29%	65%	16%	23%	N/A	N/A	14%	19%	15%
Net interest margin	1.37%	2.02%	1.20%	4.04%	N/A	N/A	1.44%	4.11%	1.76%
Efficiency ratio	51%	49%	27%	47%	N/A	N/A	70%	27%	64%

The following tables provide details on the profitability for the standard consumer home loans held for sale for the periods indicated (dollars in thousands):

	Standard Consumer Home Loans Held for Sale
	Prime	Subprime	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$26,726	$624	$27,350
Provision for loan losses	—	—	—
Gain (loss) on sale of loans	(159,853)	(2,345)	(162,198)
Service fee income	—	—	—
Gain (loss) on sale of securities	—	—	—
Other income	14,051	283	14,334

Net revenues (expense)	(119,076)	(1,438)	(120,514)
Variable expenses	73,024	3,986	77,010
Deferral of expenses under SFAS 91	(51,371)	(2,807)	(54,178)
Fixed expenses	70,037	3,028	73,065

Pre-tax income (loss)	(210,766)	(5,645)	(216,411)

Minority interests	449	7	456

Net income (loss)	$(128,805)	$(3,445)	$(132,250)

Performance Data
Average interest-earning assets	$6,032,016	$73,448	$6,105,464
Allocated capital	278,249	4,147	282,396
Loan production	8,817,062	177,737	8,994,799
Loans sold	7,273,140	211,484	7,484,624
MBR margin	(1.64)%	(0.68)%	(1.61)%
ROE	(184)%	(330)%	(186)%
Net interest margin	1.76%	3.37%	1.78%
Efficiency ratio	(77)%	(2.93)%	(80)%

Three Months Ended December 31, 2006
Operating Results
Net interest income	$33,673	$3,860	$37,533
Provision for loan losses	—	—	—
Gain (loss) on sale of loans	80,019	5,938	85,957
Service fee income	—	—	—
Gain (loss) on sale of securities	—	—	—
Other income	—	—	—

Net revenues (expense)	113,692	9,798	123,490
Variable expenses	51,970	7,927	59,897
Deferral of expenses under SFAS 91	(40,805)	(6,231)	(47,036)
Fixed expenses	45,440	5,186	50,626

Pre-tax income (loss)	57,087	2,916	60,003

Net income (loss)	$34,766	$1,776	$36,542

Performance Data
Average interest-earning assets	$10,341,293	$540,185	$10,881,478
Allocated capital	460,509	32,708	493,217
Loan production	19,651,938	854,357	20,506,295
Loans sold	18,397,517	816,966	19,214,483
MBR margin	0.62%	1.20%	0.64%
ROE	30%	22%	29%
Net interest margin	1.29%	2.83%	1.37%
Efficiency ratio	50%	70%	51%

The following tables provide details on the profitability for the specialty consumer home loans held for sale and/or investment for the periods indicated (dollars in thousands):

	Specialty Consumer Loans Held for Sale and/or Investment
	Reverse
	Mortgages	CTP/Lot	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$5,075	$15,153	$20,228
Provision for loan losses	—	(27,472)	(27,472)
Gain (loss) on sale of loans	16,791	7,312	24,103
Service fee income	8,288	—	8,288
Gain (loss) on sale of securities	—	(827)	(827)
Other income	12	3,914	3,926

Net revenues (expense)	30,166	(1,920)	28,246
Variable expenses	19,757	7,683	27,440
Deferral of expenses under SFAS 91	(6,555)	(912)	(7,467)
Fixed expenses	10,987	6,522	17,509

Pre-tax income (loss)	5,977	(15,213)	(9,236)

Minority interests	232	180	412

Net income (loss)	$3,316	$(9,445)	$(6,129)

Performance Data
Average interest-earning assets	$1,081,362	$2,581,555	$3,662,917
Allocated capital	61,534	104,362	165,896
Loan production	1,164,215	767,767	1,931,982
Loans sold	1,784,507	904,641	2,689,148
MBR margin	1.23%	0.81%	1.20%
ROE	21%	(36)%	(15)%
Net interest margin	1.86%	2.33%	2.19%
Efficiency ratio	80%	52%	67%

Three Months Ended December 31, 2006
Operating Results
Net interest income	$4,095	$12,716	$16,811
Provision for loan losses	—	(971)	(971)
Gain (loss) on sale of loans	48,885	10,473	59,358
Service fee income	6,455	—	6,455
Gain (loss) on sale of securities	—	(83)	(83)
Other income	188	3,325	3,513

Net revenues (expense)	59,623	25,460	85,083
Variable expenses	22,424	8,148	30,572
Deferral of expenses under SFAS 91	(9,285)	(1,856)	(11,141)
Fixed expenses	15,351	7,715	23,066

Pre-tax income (loss)	31,133	11,453	42,586

Net income (loss)	$18,748	$6,975	$25,723

Performance Data
Average interest-earning assets	$940,067	$2,361,562	$3,301,629
Allocated capital	46,298	109,579	155,877
Loan production	1,440,515	1,202,742	2,643,257
Loans sold	1,180,667	541,054	1,721,721
MBR margin	4.49%	1.94%	4.16%
ROE	161%	25%	65%
Net interest margin	1.73%	2.14%	2.02%
Efficiency ratio	48%	53%	49%

The following tables provide details on the profitability for the home loans and related investments and the loan servicing operations for the periods indicated (dollars in thousands):

	Home Loans and Related Investments
	Retained Servicing		SFR Loans
	and Retention		Held for
	Activities	MBS	Investment	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$(4,726)	$25,736	$42,875	$63,885
Provision for loan losses	—	—	(111,064)	(111,064)
Gain (loss) on sale of loans	15,871	—	105	15,976
Service fee income	158,357	—	—	158,357
Gain (loss) on sale of securities	(5,521)	(216,364)	—	(221,885)
Other income	1,785	(3)	559	2,341

Net revenues (expense)	165,766	(190,631)	(67,525)	(92,390)
Variable expenses	5,113	—	—	5,113
Deferral of expenses under SFAS 91	(2,287)	—	—	(2,287)
Fixed expenses	17,422	1,265	14,076	32,763

Pre-tax income (loss)	145,518	(191,896)	(81,601)	(127,979)

Minority interests	614	416	492	1,522

Net income (loss)	$88,006	$(117,281)	$(50,187)	$(79,462)

Performance Data
Average interest-earning assets	$1,201,845	$6,339,208	$9,075,545	$16,616,598
Allocated capital	357,696	242,268	285,995	885,959
Loan production	875,906	—	—	875,906
Loans sold	978,021	—	2,201,671	3,179,692
MBR margin	1.62%	N/A	N/A	0.50%
ROE	98%	(192)%	(70)%	(36)%
Net interest margin	(1.56)%	1.61%	1.87%	1.53%
Efficiency ratio	12%	(1)%	32%	191%

Three Months Ended December 31, 2006
Operating Results
Net interest income	$1,444	$16,056	$16,690	$34,190
Provision for loan losses	—	—	(4,500)	(4,500)
Gain (loss) on sale of loans	11,788	—	2,068	13,856
Service fee income	13,093	—	—	13,093
Gain (loss) on sale of securities	7,980	(4,778)	—	3,202
Other income	1,852	—	447	2,299

Net revenues (expense)	36,157	11,278	14,705	62,140
Variable expenses	4,635	—	—	4,635
Deferral of expenses under SFAS 91	(2,326)	—	—	(2,326)
Fixed expenses	12,984	919	1,700	15,603

Pre-tax income (loss)	20,864	10,359	13,005	44,228

Net income (loss)	$12,706	$6,308	$7,920	$26,934

Performance Data
Average interest-earning assets	$609,205	$4,131,843	$6,523,312	$11,264,360
Allocated capital	237,761	204,243	245,861	687,865
Loan production	895,800	—	—	895,800
Loans sold	655,085	—	167,451	822,536
MBR margin	1.80%	N/A	N/A	1.68%
ROE	21%	12%	13%	16%
Net interest margin	0.94%	1.54%	1.02%	1.20%
Efficiency ratio	42%	8%	9%	27%

The following table provides details on the profitability for the specialty commercial loans held for investment for the periods indicated (dollars in thousands):

	Specialty Commercial Loans Held for Sale and/or Investment
		Warehouse	Commercial
	Single Spec	Lending	Lending	Total

Three Months Ended December 31, 2007
Operating Results
Net interest income	$2,438	$628	$735	$3,801
Provision for loan losses	(2,939)	—	—	(2,939)
Gain (loss) on sale of loans	—	—	(5,158)	(5,158)
Service fee income	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—
Other income	655	173	19	847

Net revenues (expense)	154	801	(4,404)	(3,449)
Variable expenses	112	—	775	887
Deferral of expenses under SFAS 91	(8)	—	(440)	(448)
Fixed expenses	368	760	2,466	3,594

Pretax income (loss)	(318)	41	(7,205)	(7,482)

Minority interests	28	7	29	64

Net income (loss)	$(222)	$18	$(4,417)	$(4,621)

Performance Data
Average interest-earning assets	$202,633	$60,221	$206,330	$469,184
Allocated capital	16,218	4,113	16,772	37,103
Loan production	6,487	—	189,644	196,131
Loans sold	—	—	—	—
ROE	(5)%	2%	(104)%	(49)%
Net interest margin	4.77%	4.14%	1.41%	3.21%
Efficiency ratio	15%	95%	(64)%	N/M
Three Months Ended December 31, 2006
Operating Results
Net interest income	$2,993	$1,312	—	$4,305
Provision for loan losses	(65)	(92)	—	(157)
Gain (loss) on sale of loans	—	—	—	—
Service fee income	—	—	—	—
Gain (loss) on sale of securities	—	—	—	—
Other income	1,268	531	—	1,799

Net revenues (expense)	4,196	1,751	—	5,947
Variable expenses	667	—	—	667
Deferral of expenses under SFAS 91	(68)	—	—	(68)
Fixed expenses	539	1,042	713	2,294

Pretax income (loss)	3,058	709	(713)	3,054

Net income (loss)	$1,862	$432	$(434)	$1,860

Performance Data
Average interest-earning assets	$234,924	$187,876	—	$422,800
Allocated capital	17,506	14,983	—	32,489
Loan production	44,283	—	—	44,283
Loans sold	—	—	—	—
ROE	42%	N/A	—	23%
Net interest margin	5.05%	N/A	—	4.04%
Efficiency ratio	27%	N/A	—	47%

The following table provides details on the overhead costs for the periods indicated (dollars in thousands):

		Mortgage
	Servicing	Banking	Deposit	Corporate(1)	Total Overhead

Three Months Ended December 31, 2007
Operating Results
Net interest income	$(56)	$(100)	$7,197	$(1,145)	$5,896
Provision for loan losses	—	—	—	—	—
Gain (loss) on sale of loans	—	—	—	—	—
Service fee income	—	—	—	652	652
Gain (loss) on sale of securities	—	—	—	—	—
Other income	167	(2,184)	1,217	(700)	(1,500)

Net revenues (expense)	111	(2,284)	8,414	(1,193)	5,048
Variable expenses	—	—	—	—	—
Severance charges	—	—	—	4,216	4,216
Fixed expenses	6,424	14,265	14,590	39,454	74,733

Pretax income (loss)	—	28	3	48	79

Minority interests	(6,313)	(16,549)	(6,176)	(44,863)	(73,901)

Net income (loss)	$(3,845)	$(10,106)	$(3,764)	$(27,277)	$(44,992)

Performance Data
Average interest-earning assets	$—	$2,512	$182	$776,791	$779,485
Allocated capital	66	16,471	1,849	105,213	123,599
Loan production	—	—	—	—	—
Loans sold	—	—	—	—	—
ROE	N/A	N/A	N/A	N/A	N/A
Net interest margin	N/A	N/A	N/A	N/A	N/A
Efficiency ratio	N/A	N/A	N/A	N/A	N/A

Three Months Ended December 31, 2006
Operating Results
Net interest income	$(60)	$488	$4,199	$(2,476)	$2,151
Provision for loan losses	—	—	—	—	—
Gain (loss) on sale of loans	—	—	—	—	—
Service fee income	—	—	—	551	551
Gain (loss) on sale of securities	—	—	—	—	—
Other income	773	85	907	(748)	1,017

Net revenues (expense)	713	573	5,106	(2,673)	3,719
Variable expenses	—	—	—	—	—
Deferral of expenses under SFAS 91	—	—	—	—	—
Fixed expenses	5,269	10,277	11,560	43,493	70,599

Pretax income (loss)	(4,556)	(9,704)	(6,454)	(46,166)	(66,880)

Net income (loss)	$(2,775)	$(5,910)	$(3,930)	$(21,594)	$(34,209)

Performance Data
Average interest-earning assets	$8	$2,966	$183	$353,559	$356,716
Allocated capital	359	16,887	2,541	229,088	248,875
Loan production	—	—	—	—	—
Loans sold	—	—	—	—	—
ROE	N/A	N/A	N/A	N/A	N/A
Net interest margin	N/A	N/A	N/A	N/A	N/A
Efficiency ratio	N/A	N/A	N/A	N/A	N/A

(1)	Corporate overhead under the product profitability analysis is different from the corporate overhead under the business segment results as certain elimination items are included here.

As conditions in the U.S. mortgage market have deteriorated, we have discontinued certain products and are reporting them in a separate category. These discontinued products include the closed-end second liens, HELOCs, subdivision and manufactured housing. The following table provides details on the discontinued products for the periods indicated (dollars in thousands):

	Discontinued Products
	HELOCs/
	Seconds	Subdivision	Other	Total
Three Months Ended December 31, 2007
Operating Results
Net interest income	$15,105	$3,259	$419	$18,783
Provision for loan losses	(28,500)	(98,953)	(450)	(127,903)
Gain (loss) on sale of loans	(194,538)	—	—	(194,538)
Service fee income	4,222	—	—	4,222
Gain (loss) on sale of securities	(71,639)	—	—	(71,639)
Other income	689	(981)	—	(292)

Net revenues (expense)	(274,661)	(96,675)	(31)	(371,367)
Variable expenses	3,381	1,978	—	5,359
Deferral of expenses under SFAS 91	(1,560)	(634)	—	(2,194)
Fixed expenses	3,012	3,574	(59)	6,527

Pre-tax income (loss)	(279,494)	(101,593)	28	(381,059)

Minority interests	380	78	4	462

Net income (loss)	$(170,592)	$(61,948)	$13	$(232,527)

Performance Data
Average interest-earning assets	$2,081,291	$1,201,068	$29,399	$3,311,758
Allocated capital	201,979	45,815	2,438	250,232
Loan production	280,199	22,158	—	302,357
Loans sold	71,324	—	—	71,324
MBR margin	(268.56)%	N/A	N/A	(268.56)%
ROE	(335)%	N/M	2%	(369)%
Net interest margin	2.88%	1.08%	5.65%	2.25%
Efficiency ratio	(2)%	216%	14%	(4)%

Three Months Ended December 31, 2006
Operating Results
Net interest income	$21,845	$15,460	$406	$37,711
Provision for loan losses	(1,800)	(1,100)	(425)	(3,325)
Gain (loss) on sale of loans	5,800	—	—	5,800
Service fee income	2,024	—	—	2,024
Gain (loss) on sale of securities	(7,248)	—	—	(7,248)
Other income	3,499	552	—	4,051

Net revenues (expense)	24,120	14,912	(19)	39,013
Variable expenses	12,592	1,834	—	14,426
Deferral of expenses under SFAS 91	(8,306)	(1,770)	—	(10,076)
Fixed expenses	2,988	3,998	52	7,038

Pre-tax income (loss)	16,846	10,850	(71)	27,625

Net income (loss)	$10,259	$6,608	$(43)	$16,824

Performance Data
Average interest-earning assets	$2,462,131	$1,141,871	$37,129	$3,641,131
Allocated capital	239,344	107,536	3,380	350,260
Loan production	1,856,621	381,760	—	2,238,381
Loans sold	1,658,695	—	—	1,658,695
MBR margin	0.84%	N/A	N/A	0.84%
ROE	17%	24%	(5)%	19%
Net interest margin	3.52%	5.37%	4.34%	4.11%
Efficiency ratio	28%	25%	13%	27%

TABLE 2. S&P LIFETIME LOSS ESTIMATES

One method we use to evaluate the credit quality of our production is the S&P Levels model. We believe this model provides another objective, third-party method to evaluate our production. The Levels model is the oldest licensed mortgage loss model in the industry, developed and tested over various economic cycles, and one of only two models accepted by the industry for evaluating securitizations. The loss estimates are shown to describe the relative level of credit risk in our loan production at the time of origination. Because we routinely sell the vast majority of loans produced, these estimates do not reflect the amount of credit risk retained by us.

The following summarizes the estimated lifetime losses for mortgage production using the S&P Levels model for the periods indicated (dollars in millions):

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007

Total S&P average lifetime loss estimates(1)	0.45%	1.88%	0.72%
Total S&P evaluated production(2)	$10,216	$21,864	$14,228

(1)	All loss estimates reported here have been restated to use S&P’s new 6.1 model which was released in November 2007.

(2)	While our production is evaluated using the S&P Levels model, the data is not audited or endorsed by S&P. S&P evaluated production excludes second liens, HELOCs, reverse mortgages, and construction loans.

The total estimated average lifetime loss rate of 0.45% for the fourth quarter of 2007 decreased 143 basis points and 27 basis points from 1.88% for the fourth quarter of 2006 and 0.72% for the third quarter of 2007. The year-over-year decrease was due to us substantially eliminating higher LTV ratio subprime loans and 80/20 piggyback loans from our product offerings through guideline cutbacks implemented earlier in the year.

TABLE 3. PRODUCTION BY PRODUCT — FICO AND CLTV

The following table shows the average FICO and CLTV by portfolio for loans originated during the periods indicated (dollars in millions):

	Three Months Ended
	December 31, 2007			December 31, 2006			September 30, 2007
	Production	FICO	CLTV	Production	FICO	CLTV	Production	FICO	CLTV

Total production	$12,301	N/A	N/A	$26,328	N/A	N/A	$17,062	N/A	N/A
Less:
HELOCs(1)/Seconds	280	730	72%	1,856	709	90%	637	731	80%
Reverse mortgages	1,164	N/A	59%	1,441	N/A	54%	1,080	N/A	58%
Consumer construction(1)	385	738	72%	785	718	74%	871	728	75%
Government — FHA/VA	44	N/A	N/A	—	N/A	N/A	—	N/A	N/A
Commercial real estate	190	723	71%	—	—	—	125	732	66%
Builder construction commitments(1)	22	N/A	79%	382	N/A	77%	121	N/A	77%

Total S&P evaluated production	$10,216	704	77%	$21,864	703	81%	$14,228	705	78%

(1)	Amounts represent total commitments.

TABLE 4. SFR MORTGAGE LOAN PRODUCTION AND PIPELINE BY PURPOSE

The following table presents SFR mortgage loan production and pipeline by purpose as of and for the periods indicated (dollars in millions):

	As of and for the Three Months Ended
	December 31,	December 31,	Percent	September 30,	Percent
	2007	2006	Change	2007	Change

Production and Pipeline by Purpose:
SFR mortgage loan production:
Purchase transactions	$3,749	$9,445	(60)%	$5,889	(36)%
Cash-out refinance transactions	5,548	11,956	(54)%	7,389	(25)%
Rate/term refinance transactions	2,792	4,545	(39)%	3,538	(21)%

Total SFR mortgage loan production	$12,089	$25,946	(53)%	$16,816	(28)%

% purchase and cash-out refinance transactions	77%	82%	(6)%	79%	(3)%
% of loan production GSE eligible	74%	39%	90%	54%	37%
Mortgage industry market share	2.61%	3.76%	(31)%	3.04%	(14)%
SFR mortgage loan pipeline at period end(1):
Purchase transactions	$2,563	$3,914	(35)%	$2,811	(9)%
Cash-out refinance transactions	2,891	4,193	(31)%	2,871	1%
Rate/term refinance transactions	2,052	1,792	15%	1,640	25%

Total specific rate locks	7,506	9,899	(24)%	7,322	3%
Non-specific rate locks on bulk purchases	—	1,922	N/A	99	N/A

Total SFR mortgage loan pipeline	$7,506	$11,821	(37)%	$7,421	1%

(1)	Total pipeline of loans in process includes rate lock commitments we have provided on loans that are specifically identified or non-specific bulk packages, and loan applications we have received for which the borrower has not yet locked in the interest rate commitment. Non-specific bulk packages represent pools of loans we have committed to purchase, where the pool characteristics are specified but the actual loans are not.

TABLE 5. SFR MORTGAGE LOAN PRODUCTION BY AMORTIZATION TYPE

The following table presents SFR mortgage loan production by amortization type for the periods indicated:

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007

SFR Mortgage Production by Amortization Type:
Fixed-rate mortgages	49%	22%	25%
Intermediate term fixed-rate loans	3%	7%	7%
Interest-only loans	32%	39%	46%
Pay option ARMs	2%	21%	8%
Other ARMs	14%	11%	14%

	100%	100%	100%

TABLE 6. SFR MORTGAGE LOAN PRODUCTION BY GEOGRAPHIC DISTRIBUTION

The following table presents SFR mortgage loan production by geographic distribution for the periods indicated:

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007

Geographic distribution:
California	38%	47%	41%
New York	9%	6%	7%
Florida	8%	7%	8%
Washington	4%	2%	3%
New Jersey	3%	4%	4%
Other	38%	34%	37%

Total	100%	100%	100%

TABLE 7. MBR MARGIN

The following table shows a reconciliation of gross MBR margin to net MBR margin in basis points for the periods indicated (in basis points unless otherwise noted):

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007

Loans sold (in millions)	$13,425	$23,417	$13,009
Gross MBR	117	145	75
Pipeline hedging	(40)	(20)	(27)
MBR after hedging(a)	77	125	48
Net HFS credit losses	(157)	(7)	(149)
Secondary market reserve accrual	(108)	(6)	(25)
Total production credit costs(b)	(265)	(13)	(174)
Production credit costs/MBR after hedging(b/a)	344%	11%	360%
Net MBR after production credit costs/MBR after hedging	(188)	112	(126)
FAS 91 deferred cost	(26)	(21)	(28)
Net MBR reported	(214)	91	(154)

TABLE 8. SERVICING FEE INCOME

The components of service fee income for the Company are as follows for the periods indicated (dollars in thousands):

	Three Months Ended
	December 31,	BPS	December 31,	BPS	September 30,	UPB
	2007	UPB	2006	UPB	2007	BPS

Service fee income:
Gross service fee income	$178,141	40	$151,106	46	$180,446	42
Change in MSR value due to portfolio run-off	(86,205)	(19)	(120,822)	(37)	(98,118)	(23)

Service fee income, net of change in value due to portfolio run-off	91,936	21	30,284	9	82,328	19
MSR valuation adjustment due to market changes	(100,673)	(23)	(3,073)	(1)	7,421	2
Gain (loss) on financial instruments used to hedge MSRs	180,256	41	(5,088)	(2)	123,180	29

Total	$171,519	39	$22,123	6	$212,929	50

	Year Ended
	December 31,	BPS	December 31,	BPS
	2007	UPB	2006	UPB

Service fee income:
Gross service fee income	$705,637	43	$500,904	45
Change in MSR value due to portfolio run-off	(408,107)	(25)	(374,955)	(34)

Service fee income, net of change in value due to portfolio run-off	297,530	18	125,949	11
Change in MSR value due to application of external benchmarking policies	3,920	—	(16,459)	(1)
MSR valuation adjustment due to market changes	156,327	10	24,180	2
Gain (loss) on financial instruments used to hedge MSRs	61,476	4	(32,353)	(3)

Total	$519,253	32	$101,317	9

As a result of the growth in our servicing portfolio and slower run-off of the portfolio, servicing income before hedging activities saw increases in both the three months and the year ended December 31, 2007, compared to the same periods last year. In addition, the financial instruments used to hedge MSRs also saw a gain of $180.3 million this quarter, compared to a gain of $123.2 million for the third quarter of 2007.

TABLE 9. MORTGAGE SERVICING RIGHTS ROLLFORWARD

The following table provides additional information on our activities in MSRs for the periods indicated (dollars in thousands):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Balance at beginning of period	$2,489,611	$1,631,316	$2,387,077	$1,822,455	$1,094,490
Cumulative-effect adjustment due to change in accounting for MSRs	—	—	—	—	17,561
Net additions from loan sale or securitization	192,674	318,919	191,885	976,482	1,075,740
Purchase or assumption	—	—	—	2,268	8,658
Transfers to prepayment penalty and/or AAA-rated and agency interest-only securities	—	(2,122)	—	(57,065)	(4,723)
Transfers due to clean-up calls and other	—	—	1,346	(873)	(274)
Change in fair value due to run-off	(86,205)	(122,585)	(98,118)	(408,107)	(376,718)
Change in fair value due to market changes	(96,806)	(3,073)	3,554	156,327	24,180
Change in fair value due to application of external benchmarking policies	(3,867)	—	3,867	3,920	(16,459)

Balance at end of period	$2,495,407	$1,822,455	$2,489,611	$2,495,407	$1,822,455

MSRs as basis points of unpaid principal balance	137	130	143	137	130

TABLE 10. GAIN (LOSS) ON MORTGAGE-BACKED SECURITIES

The components of the Company’s gain (loss) on MBS are as follows for the periods indicated (dollars in thousands):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

Net gain (loss) on MBS:
Realized gain (loss) on available for sale securities	$—	$195	$—	$(486)	$3,715
Impairments on available for sale securities	(33,619)	(4,520)	(4,361)	(40,036)	(10,238)
Unrealized gain (loss) on prepayment penalty securities	(12,687)	5,718	(7,666)	(44,215)	23,625
Unrealized gain (loss) on late fee securities	276	—	(675)	183	—
Unrealized gain (loss) on AAA-rated and agency interest-only securities	(7,968)	(1,002)	(5,221)	(1,204)	3,136
Unrealized gain (loss) on non-investment grade residual securities	(92,993)	(8,652)	(38,672)	(146,378)	(1,444)
Net gain (loss) on trading securities and other instrument(1)	(147,360)	4,132	(37,074)	(207,577)	1,688

Total gain (loss) on MBS, net	$(294,351)	$(4,129)	$(93,669)	$(439,713)	$20,482

(1)	The amount for the three months ended December 31, 2007 includes $82.1 million of credit related losses on non-investment grade securities.

TABLE 11. UNREALIZED GAINS (LOSSES) OF SECURITIES AVAILABLE FOR SALE

The following table summarizes the unrealized gains and losses of securities available for sale as of the dates indicated (dollars in thousands):

	December 31,	December 31,	September 30,
	2007	2006	2007

Amortized cost	$6,296,827	$4,930,825	$4,411,854
Gross unrealized holding gains	13,743	13,675	6,871
Gross unrealized holding losses	(204,594)	(43,986)	(94,325)

Estimated fair value	$6,105,976	$4,900,514	$4,324,400

The unrealized losses and fair value of securities that have been in a continuous unrealized loss position for less than 12 months and 12 months or greater were as follows (dollars in thousands):

	December 31, 2007
	Less Than 12 Months		12 Months or Greater		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value

Securities — available for sale:
AAA-rated non-agency securities	$(74,718)	$2,980,556	$(33,446)	$1,324,275	$(108,164)	$4,304,831
AAA-rated agency securities	(137)	6,643	(1,233)	11,349	(1,370)	17,992
Other investment grade securities	(93,937)	375,797	(1,123)	21,990	(95,060)	397,787

Total	$(168,792)	$3,362,996	$(35,802)	$1,357,614	$(204,594)	$4,720,610

As of December 31, 2007, the available for sale securities that have been in unrealized loss position for 12 months or more are primarily related to AAA-rated securities issued by private institutions. These unrealized losses are primarily attributable to changes in interest rates. Because we have the ability and the intent to hold these investments until a recovery of fair value, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2007.

TABLE 12. MORTGAGE-BACKED SECURITIES BY CREDIT RATING

The fair values of mortgage-backed securities by credit ratings follow as of the dates indicated (dollars in thousands):

	December 31, 2007
	Current	Net Premium			December 31,
	Face	(Discount) to	Amortized		2006
	Value	Face Value	Cost	Fair Value	Fair Value

AAA-rated mortgage-backed securities:
AAA-rated non-agencies securities	$6,127,260	$23,108	$6,150,368	$6,053,677	$4,648,446
AAA-rated agency securities	46,465	(240)	46,225	45,296	65,175
AAA-rated and agency interest-only securities	—	—	—	59,844	73,570
AAA-rated principal-only securities	—	—	—	88,024	38,478

Total AAA-rated mortgage-backed securities	$6,173,725	$22,868	$6,196,593	$6,246,841	$4,825,669

Prepayment penalty and late fee securities				$82,027	$97,576

Other investment grade mortgage-backed securities:
AA+	$23,230	$(3,076)	$20,154	$18,569	$7,513
AA	508,435	(28,019)	480,416	424,701	86,311
AA−	18,944	(1,061)	17,883	14,864	14,138
A+	15,606	(3,702)	11,904	11,904	—
A	199,054	(20,348)	178,706	146,737	2,160
A−	16,490	(2,865)	13,625	13,625	—
BBB+	5,423	(67)	5,356	3,215	—
BBB	66,250	(24,753)	41,497	41,828	20,734
BBB−	79,109	(26,518)	52,591	52,046	58,397

Total other investment grade mortgage-backed securities	$932,541	$(110,409)	$822,132	$727,489	$189,253

Non-investment grade mortgage-backed securities:
BB+	$2,509	$(2,494)	$15	$15	$7,299
BB	132,546	(53,589)	78,957	79,859	49,856
BB−	67,312	(37,941)	29,371	29,371	21,170
B	69,007	(46,165)	22,842	23,250	1,442
B−	44,405	(35,895)	8,510	8,510	—
CCC+	—	—	—	—	—
CCC	29,887	(25,489)	4,398	4,416	—
CC	20,727	(20,191)	536	536	—
C	24,353	(20,726)	3,627	3,627	—
D	1,226	(1,226)	—	—	—
Other	67,886	(61,807)	6,079	6,164	407

Total other non-investment grade mortgage-backed securities	$459,858	$(305,523)	$154,335	$155,748	$80,174

Non-investment grade residual securities				$116,414	$250,573

Total mortgage-backed securities				$7,328,519	$5,443,245

At December 31, 2007, other investment grade and non-investment grade mortgage-backed securities totaled $883.2 million, of which 94% were collateralized by prime loans and 6% were collateralized by subprime loans.

TABLE 13. OTHER RETAINED ASSETS

The carrying value of AAA-rated and agency interest-only, principal-only, prepayment penalty, residual and non-investment grade securities is evaluated by discounting estimated net future cash flows. For these securities, estimated net future cash flows are primarily based on assumptions related to prepayment speeds, in addition to expected credit loss assumptions on the residual securities. The models used for estimation are periodically tested against historical prepayment speeds and our valuations are benchmarked to external sources, where available. We also may retain certain other investment grade securities from our securitizations and to a lesser extent purchase from third parties to serve as hedges for our AAA-rated and agency interest-only securities. A summary of the activity of the other retained assets follows (dollars in thousands):

	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2007	2006	2007	2007	2006

AAA-rated and agency interest-only and other investment grade securities:
Beginning balance	$796,057	$261,635	$702,852	$262,823	$170,851
Retained investments from securitizations	97,105	9,323	135,988	525,658	73,277
Purchases	77,406	—	80,807	277,060	72,366
Transfer from MSRs	—	—	—	56,040	—
Transfer to non-investment grade securities	(50,862)	—	(4,896)	(61,360)	—
Impairments	(24,064)	—	(134)	(24,380)	(183)
Sales	—	(2,757)	(54,581)	(71,225)	(32,735)
Clean-up calls exercised	—	—	—	—	(107)
Cash received, net of accretion	(7,662)	(4,533)	(15,118)	(35,949)	(23,607)
Valuation gains (losses) before hedges	(100,647)	(845)	(48,861)	(141,334)	2,961

Ending balance	$787,333	$262,823	$796,057	$787,333	$262,823

Principal-only securities:
Beginning balance	$72,488	$35,158	$69,127	$38,478	$9,483
Retained investments from securitizations	471	2,955	3,931	8,157	13,862
Purchases	11,814	—	—	44,472	121,281
Sales	—	—	—	—	(100,761)
Cash received, net of accretion	342	(324)	(424)	(1,231)	(4,576)
Valuation gains (losses) before hedges	2,909	689	(146)	(1,852)	(811)

Ending balance	$88,024	$38,478	$72,488	$88,024	$38,478

Prepayment penalty and late fee securities:
Beginning balance	$88,239	$98,422	$88,613	$97,576	$75,741
Retained investments from securitizations	6,345	7,236	11,047	47,555	43,094
Transfer from MSRs/residual securities	—	881	1,985	3,359	4,523
Sales	—	(2,078)	—	—	(2,078)
Cash received, net of accretion	(146)	(12,603)	(5,065)	(22,431)	(47,329)
Valuation gains (losses) before hedges	(12,411)	5,718	(8,341)	(44,032)	23,625

Ending balance	$82,027	$97,576	$88,239	$82,027	$97,576

Non-investment grade securities:
Beginning balance	$190,279	$78,278	$183,323	$80,173	$57,712
Retained investments from securitizations	15,631	—	21,446	128,896	34,205
Purchases	1,061	3,697	—	12,646	3,697
Transfer from investment grade securities	50,862	—	4,896	61,360	—
Impairments	(5,551)	(236)	(223)	(5,877)	(846)
Sales	—	(1,141)	—	—	(13,542)
Cash received, net of accretion	1,306	(23)	(413)	767	369
Valuation losses before hedges	(97,840)	(401)	(18,750)	(122,217)	(1,421)

Ending balance	$155,748	$80,174	$190,279	$155,748	$80,174

Residual securities(1):
Beginning balance	$225,815	$261,658	$259,872	$250,573	$167,771
Retained investments from securitizations, net(2)	1,395	67,586	1,679	40,178	224,014
Transfer to prepayment penalty securities	—	1,241	(2,000)	(3,076)	200
Transfer due to clean-up calls and other	—	—	—	(5,615)	—
Impairments	(4,004)	(4,283)	(4,004)	(9,778)	(9,209)
Sales	—	—	—	—	(107,360)
Clean-up calls exercised	—	(60,349)	—	(2,106)	—
Cash received, net of accretion	(13,799)	(6,627)	7,115	(7,385)	(22,362)
Valuation gains (losses) before hedges	(92,993)	(8,653)	(36,847)	(146,377)	(2,481)

Ending balance	$116,414	$250,573	$225,815	$116,414	$250,573

(1)	Included in the residual securities balance at December 31, 2007 were $3.7 million of HELOC residuals retained from two separate guaranteed mortgage securitization transactions. There was no gain on sale of loans recognized in connection with these transactions.

(2)	Amounts retained consist of 100% in HELOCs for the three months ended December 31, 2007.

TABLE 14. VALUATION OF MSRs, INTEREST-ONLY, PREPAYMENT PENALTY, AND RESIDUAL SECURITIES

MSRs, AAA-rated and agency interest-only securities, prepayment penalty securities, and residual securities are recorded at fair value. Relevant information and assumptions used to value these securities as of the dates indicated follows (dollars in thousands):

	Actual						Valuation Assumptions
			Gross Wtd.	Servicing	3-Month	Weighted	Lifetime	3-Month		Remaining
	Book	Collateral	Average	Fee/Interest	Prepayment	Average	Prepayment	Prepayment	Discount	Cumulative
	Value	Balance	Coupon	Strip	Speeds	Multiple	Speeds	Speeds	Yield	Loss Rate(1)

December 31, 2007
MSRs	$2,495,407	$181,723,633	6.89%	0.34%	9.7%	4.01	19.6%	15.1%	9.7%	N/A

AAA-rated interest-only securities	$59,844	$5,246,602	6.60%	0.49%	8.5%	2.31	24.5%	12.9%	12.3%	N/A

Prepayment penalty securities	$59,147	$18,736,690	7.21%	N/A	7.0%	N/A	23.0%	15.2%	19.0%	N/A

Lot loan residual securities	53,849	$1,783,644	9.70%	4.21%	27.3%	1.31	32.5%	29.2%	21.8%	3.18%
HELOC residual securities	30,573	$2,693,499	8.40%	2.58%	18.3%	0.44	19.9%	23.8%	21.0%	8.56%
Closed-end seconds residual securities	14,056	$1,862,794	10.50%	3.72%	11.1%	0.20	21.4%	37.8%	23.1%	14.6%
Subprime residual securities	17,936	$3,670,520	8.60%	3.03%	23.5%	0.16	24.7%	25.6%	24.4%	14.4%

Total non-investment grade residual securities	$116,414

December 31, 2006
MSRs	$1,822,455	$139,816,763	7.05%	0.37%	20.2%	3.57	25.8%	19.8%	8.8%	N/A

AAA-rated interest-only securities	$73,570	$5,957,550	6.93%	0.51%	19.5%	2.41	16.4%	19.7%	15.4%	N/A

Prepayment penalty securities	$97,576	$20,282,718	7.40%	N/A	18.1%	N/A	28.2%	20.6%	26.3%	N/A

Lot loan residual securities	57,640	$2,246,833	9.24%	3.54%	35.6%	0.73	39.8%	37.9%	23.5%	0.61%
HELOC residual securities	98,697	$3,039,555	9.59%	2.71%	43.7%	1.20	50.3%	47.6%	20.2%	1.11%
Closed-end seconds residual securities	14,572	$1,737,859	10.44%	3.69%	17.5%	0.23	37.1%	24.8%	24.6%	8.08%
Subprime residual securities	79,664	$4,848,859	7.74%	1.68%	33.0%	0.98	39.5%	38.1%	20.4%	5.85%

Total non-investment grade residual securities	$250,573

September 30, 2007
MSRs	$2,489,611	$173,915,457	7.04%	0.34%	12.0%	4.18	20.1%	16.5%	9.1%	N/A

AAA-rated interest-only securities	$71,901	$5,398,591	6.60%	0.49%	12.1%	2.70	18.5%	15.0%	12.9%	N/A

Prepayment penalty securities	$68,760	$20,130,891	7.44%	N/A	11.5%	N/A	22.6%	17.7%	21.5%	N/A

Lot loan residual securities	64,702	$1,896,031	9.82%	3.72%	32.7%	0.92	47.1%	48.7%	21.8%	0.81%
HELOC residual securities	61,039	$2,803,733	9.27%	2.77%	27.3%	0.79	30.5%	26.4%	19.0%	4.62%
Closed-end seconds residual securities	22,616	$2,157,271	10.55%	1.79%	16.1%	0.59	17.7%	29.2%	23.2%	10.88%
Subprime residual securities	77,458	$5,176,606	8.30%	2.59%	23.1%	0.58	31.3%	31.2%	19.0%	6.99%

Total non-investment grade residual securities	$225,815

(1)	As a percentage of the original pool balance, the actual loss rate to date totaled 2.21%, 3.75%, 1.02% and 0.02% for HELOC, closed-end seconds, subprime, and lot loans, respectively, at December 31, 2007.

The lifetime prepayment speeds represent the annual constant prepayment rate estimated for the remaining life of the collateral supporting the asset. The prepayment rates are projected using a prepayment model developed by a third-party vendor and calibrated for our collateral. The model considers key factors, such as refinance incentive, housing turnover, seasonality and aging of the pool of loans. Prepayment speeds incorporate expectations of future rates implied by the market forward LIBOR/swap curve, as well as collateral specific current coupon information.

The weighted-average multiple for MSRs, AAA-rated and agency interest-only securities and residual securities represent the book value divided by the product of collateral balance and servicing fee/interest strip. While the weighted-average life of such assets is a function of the undiscounted cash flows, the multiple is a function of the discounted cash flows. With regard to AAA-rated and agency interest-only securities, the marketplace frequently uses calculated multiples to assess the overall impact valuation assumptions have on value. Collateral type, coupon, loan age and the size of the interest strip must be considered when comparing these multiples. The mix of collateral types supporting servicing-related assets is primarily non-conforming/conventional, which may make our MSR multiples incomparable to peer multiples whose product mix is substantially different.

Beginning in the fourth quarter of 2006, the calculation of remaining cumulative loss rate changed to using the remaining lifetime loss projection divided by current collateral balance. All prior periods have been adjusted to reflect such change.

TABLE 15. DEPOSITS BY CHANNEL AND PRODUCT

The following table shows our deposits by channel as of the dates indicated (dollars in thousands):

	December 31, 2007		December 31, 2006		September 30, 2007
		% of Total		% of Total		% of Total
	Amount	Deposits	Amount	Deposits	Amount	Deposits

Deposit Channel
Branch	$6,992,091	40%	$5,211,365	48%	$6,750,823	40%
Internet	1,588,558	9%	1,185,423	11%	1,460,766	9%
Telebanking	2,017,128	11%	1,290,595	12%	1,820,054	11%
Money desk	6,492,273	36%	2,593,719	24%	5,976,053	35%
Custodial	725,193	4%	616,904	5%	766,942	5%

Total deposits	$17,815,243	100%	$10,898,006	100%	$16,744,638	100%

The following table presents our deposits by product as of the dates indicated (dollars in thousands):

	December 31, 2007		December 31, 2006		September 30, 2007
	Amount	Rate	Amount	Rate	Amount	Rate

Deposit Product
Non-interest-bearing checking	$73,343	0.0%	$72,081	0.0%	$78,599	0.0%
Interest-bearing checking	68,977	1.5%	54,844	1.2%	56,579	1.7%
Savings	2,346,535	4.5%	1,915,333	5.0%	2,498,170	4.8%
Custodial accounts	725,193	0.0%	616,904	0.0%	766,942	0.0%

Total core deposits	3,214,048	3.3%	2,659,162	3.6%	3,400,290	3.6%
Certificates of deposit	14,601,195	4.9%	8,238,844	5.2%	13,374,348	5.2%

Total deposits	$17,815,243	4.6%	$10,898,006	4.8%	$16,774,638	4.9%

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31
	2007	2006
	(Unaudited)

ASSETS
Cash and cash equivalents	$561,832	$541,725
Securities classified as trading	1,222,543	542,731
Securities classified as available for sale	6,105,976	4,900,514
Loans held for sale	3,776,904	9,467,843
Loans held for investment, net of allowance for loan losses of $398,135 and $62,386 at December 31, 2007 and 2006, respectively	16,055,911	10,114,823
Mortgage servicing rights	2,495,407	1,822,455
Other assets	2,515,895	2,105,225

Total assets	$32,734,468	$29,495,316

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$17,815,243	$10,898,006
Advances from Federal Home Loan Bank	11,188,800	10,412,800
Other borrowings	652,778	4,637,000
Other liabilities	1,242,509	1,519,242

Total liabilities	30,899,330	27,467,048

Perpetual preferred stock in subsidiary	491,314	—
Shareholders’ Equity:
Preferred stock — authorized, 10,000,000 shares of $0.01 par value; none issued	—	—
Common stock — authorized, 200,000,000 shares of $0.01 par value; issued 108,860,912 shares and 102,258,939 shares at December 31, 2007 and 2006, respectively	1,089	1,023
Additional paid-in-capital, common stock	1,750,419	1,597,814
Accumulated other comprehensive loss	(139,221)	(31,439)
Retained earnings	238,972	983,348
Treasury stock	(507,435)	(522,478)

Total shareholders’ equity	1,343,824	2,028,268

Total liabilities and shareholders’ equity	$32,734,468	$29,495,316

INDYMAC BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)

Interest income
Mortgage-backed and other securities	$116,659	$86,153	$406,376	$319,846
Loans held for sale	169,584	245,896	994,886	797,460
Loans held for investment	234,993	166,893	712,783	585,738
Other	21,466	15,266	73,662	47,972

Total interest income	542,702	514,208	2,187,707	1,751,016
Interest expense
Deposits	221,992	127,367	663,217	408,208
Advances from Federal Home Loan Bank	159,330	161,454	701,226	491,300
Other borrowings	21,130	92,741	256,522	324,787

Total interest expense	402,452	381,562	1,620,965	1,224,295

Net interest income	140,250	132,646	566,742	526,721
Provision for loan losses	269,378	8,953	395,548	19,993

Net interest income (expense) after provision for loan losses	(129,128)	123,693	171,194	506,728
Non-interest income (loss)
Gain (loss) on sale of loans	(321,815)	164,971	(354,360)	668,054
Service fee income	171,519	22,123	519,253	101,317
Gain (loss) on mortgage-backed securities	(294,351)	(4,129)	(439,713)	20,482
Fee and other income	19,889	12,846	107,190	50,122

Total non-interest income (loss)	(424,758)	195,811	(167,630)	839,975

Net revenues (loss)	(553,886)	319,504	3,564	1,346,703
Non-interest expense	264,649	211,241	975,411	790,083

Earnings (loss) before provision (benefit) for income taxes and minority interests	(818,535)	108,263	(971,847)	556,620
Provision (benefit) for income taxes	(320,047)	36,022	(380,060)	212,567

Net earnings (loss) before minority interests	(498,488)	72,241	(591,787)	344,053
Minority interests	10,625	—	23,021	1,124

Net earnings (loss)	$(509,113)	$72,241	$(614,808)	$342,929

Earnings (loss) per share:
Basic	$(6.43)	$1.02	$(8.28)	$5.07
Diluted(1)	$(6.43)	$0.97	$(8.28)	$4.82
Weighted-average shares outstanding:
Basic	79,139	71,059	74,261	67,701
Diluted(1)	79,139	74,443	74,261	71,118
Dividends declared per share	$0.25	$0.50	$1.75	$1.88

(1)	Due to the loss for the three months and year ended December 31, 2007, no potentially dilutive shares are included in loss per share calculations as including such shares in the calculation would be anti-dilutive.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit
Number	Description

99.1	Press Release regarding IndyMac Bancorp, Inc. Earnings for the Three Months and Year Ended December 31, 2007
99.2	2007 Shareholder Letter of IndyMac Bancorp, Inc.
99.3	Webcast Presentation regarding IndyMac Bancorp, Inc. Earnings Review for the Three Months and Year Ended December 31, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, in the City of Pasadena, State of California, on February 11, 2008.

INDYMAC BANCORP, INC.
(Registrant)

By:	/s/ MICHAEL W. PERRY
Michael W. Perry
Chairman of the Board of Directors
and Chief Executive Officer

By:	/s/ A. SCOTT KEYS
A. Scott Keys
Executive Vice President
and Chief Financial Officer